================================================================================




                               TRAK INTERNATIONAL, INC.



                           --------------------------------


                               NOTE PURCHASE AGREEMENT


                           --------------------------------


                             DATED AS OF AUGUST 16, 1995



                $5,000,000 15% SUBORDINATED NOTES DUE AUGUST 31, 2003







================================================================================

                                  TABLE OF CONTENTS

                                                                               PAGE
1.  PURCHASE AND SALE OF NOTES...............................................   1
    1.1  Issue of Notes......................................................   1
    1.2  The Closing.........................................................   1
    1.3  Purchase for Investment; ERISA......................................   2
    1.4  Expenses............................................................   3

2.   WARRANTIES AND REPRESENTATIONS..........................................   4
    2.1  Nature of Business..................................................   4
    2.2  Financial Statements; Indebtedness; Material Adverse Change.........   4
    2.3  Subsidiaries........................................................   5
    2.4  Title to Properties.................................................   5
    2.5  Taxes...............................................................   5
    2.6  Pending Litigation..................................................   6
    2.7  Full Disclosure.....................................................   6
    2.8  Corporate Organization and Authority................................   6
    2.9  Charter Instruments, Other Agreements...............................   7
    2.10 Restrictions on Company.............................................   7
    2.11 Compliance with Law.................................................   7
    2.12 Pension Plans.......................................................   8
    2.13 Environmental Compliance............................................   9
    2.14 Sale of Notes is Legal and Authorized; Obligations are Enforceable..  10
    2.15 Governmental Consent to Sale of Notes...............................  10
    2.16 No Defaults under Notes.............................................  11
    2.17 Private Offering of Notes...........................................  11
    2.18 Use of Proceeds of Notes............................................  12
    2.19 Capitalization......................................................  12
    2.20 Company Matters Prior to the Merger.................................  12
    2.21 Closing of the Merger...............................................  13
    2.22 All Documents Provided..............................................  13
    2.23 Solvency............................................................  13
    2.24 Certain Fees........................................................  14

3.   CLOSING CONDITIONS......................................................  14
    3.1  Opinions of Counsel.................................................  14
    3.2  Warranties and Representations True.................................  14
    3.3  Officers' Certificates..............................................  15
    3.4  Company Solvency Certificate........................................  15
    3.5  Legality............................................................  15
    3.6  Private Placement Number............................................  15
    3.7  Expenses............................................................  15

    3.8  Commitment Fee......................................................  16
    3.9  Merger Documents....................................................  16
    3.10 Senior Financing Documents..........................................  16
    3.11 Equity Contribution / Junior Subordinated Debt......................  16
    3.12 Pro Forma Balance Sheet; Projections................................  16
    3.13 Accountants' Letter.................................................  17
    3.14 Environmental Reports...............................................  17
    3.15 Proceedings Satisfactory............................................  17

4.   PRINCIPAL PAYMENTS......................................................  17
    4.1  Required Payments...................................................  17
    4.2  Offer to Prepay upon Change in Control..............................  20
    4.3  Optional Prepayments................................................  22
    4.4  Prepayments Among Noteholders.......................................  24
    4.5  Notation of Notes on Prepayment.....................................  24
    4.6  No Other Prepayments; Acquisition of Notes..........................  24

5.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES............................  25
    5.1  Registration of Notes...............................................  25
    5.2  Exchange of Notes...................................................  25
    5.3  Replacement of Notes................................................  26
    5.4  Issuance Taxes......................................................  26

6.  COVENANTS................................................................  26
    6.1  Financial Reporting.................................................  26
    6.2  Use of Proceeds.....................................................  29
    6.3  Notice of Default or Claimed Default................................  29
    6.4  Conduct of Business.................................................  30
    6.5  Taxes...............................................................  30
    6.6  Insurance...........................................................  30
    6.7  Compliance with Laws................................................  30
    6.8  Maintenance of Properties...........................................  30
    6.9  Inspection..........................................................  31
    6.10 Dividends; Redemptions..............................................  31
    6.11 Indebtedness........................................................  31
    6.12 Merger..............................................................  32
    6.13 Sale of Assets......................................................  32
    6.14 Investments and Purchases...........................................  32
    6.15 Contingent Obligations..............................................  33
    6.16 Liens...............................................................  34
    6.17 Capital Expenditures................................................  35
    6.18 Lease Rentals.......................................................  35
    6.19 Affiliates..........................................................  35

                                        -iii-

    6.20 Amendments to Agreements; Preferred Stock...........................  35
    6.21 Junior Indebtedness.................................................  35
    6.22 Rate Hedging Obligations............................................  36
    6.23 Environmental Matters...............................................  36
    6.24 Change in Corporate Structure; Fiscal Year..........................  36
    6.25 Inconsistent Agreements.............................................  37
    6.26 Financial Covenants.................................................  37
    6.27 Tax Consolidation...................................................  38
    6.28 ERISA Compliance....................................................  38
    6.29 Guarantees from Subsidiaries........................................  39
    6.30 Maintenance of Most Favored Lender Status...........................  39
    6.31 Payment of Notes and Maintenance of Office..........................  40
    6.32 Private Offering....................................................  40

7.  EVENTS OF DEFAULT........................................................  40
    7.1  Nature of Events....................................................  40
    7.2  Default Remedies....................................................  42
    7.3  Annulment of Acceleration of Notes..................................  44

8.  SUBORDINATION OF NOTES...................................................  44
    8.1  General.............................................................  44
    8.2  Amendment of Senior Debt, etc.......................................  45
    8.3  Default in Respect of Senior Debt...................................  45
    8.4  Insolvency, etc.....................................................  46
    8.5  Acceleration of Subordinated Debt...................................  47
    8.6  Turnover of Payments................................................  47
    8.7  Obligations Not Impaired............................................  48
    8.8  Payment of Senior Debt; Subrogation.................................  49
    8.9  Right of Senior Holders to Amend and Act............................  50
    8.10 Notices by Company..................................................  50
    8.11 Amendment of Subordination Provisions...............................  50
    8.12 Reliance of Holders of Senior Debt..................................  50
    8.13 Waiver and Consent..................................................  51
    8.14 Reinstatement of Subordination......................................  51
    8.15 Annulment of Acceleration...........................................  51

9.  INTERPRETATION OF THIS AGREEMENT.........................................  52
    9.1  Terms Defined.......................................................  52
    9.2  Accounting Principles...............................................  67
    9.3  Directly or Indirectly..............................................  68
    9.4  Section Headings and Table of Contents; Independent Construction....  68
    9.5  Governing Law.......................................................  68

                                         -iv-

10. MISCELLANEOUS............................................................  68
    10.1 Communications......................................................  68
    10.2 Reproduction of Documents...........................................  69
    10.3 Survival............................................................  70
    10.4 Successors and Assigns; Beneficiaries...............................  70
    10.5 Amendment and Waiver................................................  70
    10.6 Expenses............................................................  72
    10.7 Indemnification.....................................................  72
    10.8 Payments on Notes...................................................  73
    10.9 Entire Agreement....................................................  74
    10.10 Duplicate Originals, Execution in Counterpart......................  74



Annex 1      --    Information as to Purchaser
Annex 2      --    Payment Instructions at Closing, Address of Company
Annex 3      --    Information as to Company
Exhibit A    --    Form of 15% Subordinated Note Due August 31, 2003
Exhibit B1   --    Form of Opinion of special counsel to the Company
Exhibit B2   --    Form of Opinion of special Wisconsin counsel to the Company
Exhibit C    --    Form of Certificate of Officer of the Company
Exhibit D1   --    Form of Certificate of Secretary of the Company
Exhibit D2   --    Form of Certificate of Secretary of Subsidiary
Exhibit E    --    Form of Subsidiary Guarantee

                               TRAK INTERNATIONAL, INC.


                             ----------------------------

                               NOTE PURCHASE AGREEMENT

                             ----------------------------

                $5,000,000 15% SUBORDINATED NOTES DUE AUGUST 31, 2003

                                                     Dated as of August 16, 1995


The Minnesota Mutual Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Ladies and Gentlemen:

    TRAK INTERNATIONAL, INC. (together with any successors and assigns who become such in accordance herewith, the "COMPANY"), a Delaware corporation, hereby agrees with you as follows:

1.  PURCHASE AND SALE OF NOTES

    1.1  ISSUE OF NOTES.

    The Company will authorize the issue of Five Million Dollars ($5,000,000) in aggregate principal amount of its fifteen percent (15%) Subordinated Notes due August 31, 2003 (all such notes, whether initially issued, or issued in exchange or substitution for, any such note, in each case in accordance with this Agreement, individually a "NOTE" and collectively, the "NOTES"). The Notes shall be in the form of Exhibit A and shall have the terms as herein and therein provided.

    1.2  THE CLOSING.

         (a) PURCHASE AND SALE OF NOTES. The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes set forth below your name on Annex 1 at one hundred percent (100%) of the principal amount thereof.

         (b) THE CLOSING. The closing (the "CLOSING") of the Company's sale of Notes will be held on August 16, 1995 (the "CLOSING DATE") at 9:00 a.m., local time, at the office of Michael Best & Friedrich, 100 East Wisconsin Avenue, Milwaukee, Wisconsin. At the Closing, the Company will deliver to you one or more Notes (as set forth below your name on Annex 1), in the denominations indicated on Annex 1, in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on

    Annex 1, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2.

    1.3  PURCHASE FOR INVESTMENT; ERISA.

         (a)  PURCHASE FOR INVESTMENT.  You represent that

           (i) you are purchasing the Notes for investment for your own account, for a separate account (as such term is used in Rule 144A, 17 C.F.R. Section 230.144A), for the account of another for which you have sole investment discretion, or for a trust of which you are the trustee, and

          (ii) you are not purchasing the Notes with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act;

    PROVIDED, that you have the right to dispose of the Notes, or any part thereof, if you deem it advisable to do so, either pursuant to a registration of the Notes under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the requirement of such registration (it being understood that the Company has no obligation hereunder to effect any registration of the Notes under the Securities Act and applicable state securities laws). It is understood that, in making the representations set out in Section 2.14 and Section 2.15, the Company is relying, to the extent applicable, upon your representation as aforesaid.

    (b) ERISA. You represent, with respect to the funds with which you are acquiring the Notes, that all of such funds are from or are attributable to one or more of:

      (i) GENERAL ACCOUNT -- your general account assets or assets of one or more segments of such general account, as the case may be;

     (ii) SEPARATE ACCOUNT -- a "separate account" (as defined in section 3 of ERISA),

              (A) 10% POOLED SEPARATE ACCOUNT -- in respect of which all requirements for an exemption under DOL Prohibited Transaction Class Exemption 90-1 are met with respect to the use of such funds to purchase the Notes,

              (B) IDENTIFIED PLAN ASSETS -- that is comprised of employee benefit plans identified by you in writing and with respect to which the Company hereby warrants and represents that, as of the Closing Date, neither the Company nor any ERISA Affiliate is a "party in interest" (as defined in section 3 of ERISA) or a "disqualified person" (as defined in section 4975 of the IRC) with respect to any plan so identified, or

              (C) GUARANTEED SEPARATE ACCOUNT -- that is maintained solely in connection with fixed contractual obligations of an insurance company, under which any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account (as provided by 29 C.F.R. Section 2510.3-101 (h)(1)(iii));

         (iii) QUALIFIED PROFESSIONAL ASSET MANAGER -- an "investment fund" managed by a "qualified professional asset manager" (as such terms are defined in Part V of DOL Prohibited Transaction Class Exemption 84-14) with respect to which the requirements of such exemption have been satisfied, PROVIDED that in making this representation, it is assumed that the conditions set forth in Part I(a), Part I(d) and Part I(e) of such Exemption have been satisfied; or

          (iv) EXCLUDED PLAN -- an employee benefit plan that is excluded from the provisions of section 406(a) of ERISA by virtue of section 4(b) of ERISA.

    1.4  EXPENSES.

    Whether or not the Notes are sold, the Company shall pay (at the Closing if the Notes are sold, and otherwise upon receipt of any statement or invoice therefor), all reasonable fees, expenses and costs relating hereto, including, without limitation, the out-of-pocket travel and other expenses incurred by representatives of the Purchaser in connection with the issuance of the Notes (including, without limitation, all expenses payable in respect of the filing, analysis or rating of such transaction with or by the National Association of Insurance Commissioners, whether payable in connection with the Closing or thereafter), all expenses incurred in complying with each of the conditions to closing set forth in Section 3, and the statement presented at the Closing by your special counsel for fees and disbursements incurred in connection herewith. The Company shall also pay, promptly upon receipt thereof, each additional statement for reasonable fees and disbursements of your special counsel rendered after the Closing in connection with the issuance of the Notes.

2.   WARRANTIES AND REPRESENTATIONS

    To induce you to enter into this Agreement and to purchase the Notes listed on Annex 1 below your name, the Company hereby warrants and represents the accuracy of the following statements as of the Time of Closing:

    2.1  NATURE OF BUSINESS.

    The information which has been furnished to you regarding the Company correctly describes the general nature of the business and principal Properties of the Company.

    2.2  FINANCIAL STATEMENTS; INDEBTEDNESS; MATERIAL ADVERSE CHANGE.

         (a) FINANCIAL STATEMENTS. The Company has provided you with the financial statements described in PART 2.2(a) OF ANNEX 3. Such financial statements have been prepared in accordance with Agreement Accounting Principles consistently applied and present fairly, in all material respects, the financial position of the Company as of such dates and the results of operations and cash flows for the periods specified therein (except, in the case of unaudited financial statements, for normal year-end audit adjustments).

         (b) INDEBTEDNESS. PART 2.2(b) OF ANNEX 3 lists all Indebtedness of the Company and provides the following information with respect to each item of such Indebtedness: the obligor, the holder thereof, the outstanding amount, the current portion, the final maturity, and the collateral securing such Indebtedness, if any.

         (c) MATERIAL ADVERSE CHANGE. Since September 3, 1994, there has been no change in the business operations, profits, financial condition, Properties or business prospects of the Company, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (d) PRO FORMA FINANCIAL INFORMATION. The pro forma and projected information with respect to the Company described in PART 2.2(d) OF ANNEX 3 (collectively, the "PROJECTIONS") (a copy of which has been delivered to you and a certified copy of which shall be delivered to you at the Closing) is based upon assumptions which were reasonable when made and continue to be reasonable. Such Projections have been prepared in good faith, have a reasonable basis and represent the good faith opinion of the Company as to the projected results of the operations of the Company after giving effect to the Merger and the transactions contemplated by this Agreement. The estimates of future performance and financial condition set forth in the Projections, taken as a whole, are, in the present good faith opinion of the senior management of the Company, reasonably attainable, subject to the uncertainties and approximations inherent in any projections. No material facts have occurred since the preparation of the Projections that, in the reasonable belief of the senior management of the Company, would cause the Projections, taken as a whole, not to be reasonably attainable.

    2.3  SUBSIDIARIES.

         As of the date hereof the Company has no Subsidiaries.

    2.4  TITLE TO PROPERTIES.

         (a) GENERAL. The Company has good title to all of the Property reflected in the most recent balance sheet referred to in Section 2.2(a) and to all of the Property purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), except for such failures to have good title as are immaterial to such balance sheet and that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect. All Property of the Company is free from Liens not permitted by
    Section 6.16.

         (b) LEASES. All leases necessary for the conduct of the business of the Company are valid and subsisting and are in full force and effect, except for such failures to be valid and subsisting that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

         (c) INTELLECTUAL PROPERTY. The Company owns, possesses or has the right to use all of the licenses, permits, franchises, patents, copyrights, trademarks, service marks and trade names necessary for the present and currently planned future conduct of its business, without any known conflict with the rights of others, except for such failures to own, possess, or have the right to use, that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

    2.5  TAXES.

         (a)  RETURNS FILED; TAXES PAID.

           (i) All tax returns required to be filed by or on behalf of the Company or any other Person with which the Company files or has filed a consolidated return in any jurisdiction have been filed on a timely basis, and all taxes, assessments, fees and other governmental charges upon the Company or upon any of its Properties, income or franchises, that are due and payable have been paid, except for such tax returns and such tax payments that, in the aggregate for all such tax returns and payments, could not reasonably be expected to have a Material Adverse Effect.

          (ii) All liabilities of the Company with respect to federal income taxes have been finally determined except for the fiscal years ending on or about August 30, 1990, 1991, 1992, 1993 and 1994, the only years not closed by the completion of an audit or the expiration of the statute of limitations.

         (iii) The provision for taxes shown on the unaudited balance sheet of the Company as of April 1, 1995 is adequate for all open years and for the Company's current fiscal period.

    2.6  PENDING LITIGATION.  Except as set forth on PART 2.6 OF ANNEX 3:

         (a) there are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any Governmental Authority or arbitration board or tribunal that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a Material Adverse Effect; and

         (b) the Company is not in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority, arbitration board or tribunal that, in the aggregate for all such defaults, could reasonably be expected to have a Material Adverse Effect.

    2.7  FULL DISCLOSURE.

    Neither the financial statements referred to in Section 2.2, this Agreement nor any written statement furnished by or on behalf of the Company to you in connection with the negotiation or the closing of the sale of the Notes contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to the Company (other than matters of a general economic nature) that has had or could at present reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such financial statements or other written statements furnished to you in connection with the negotiation or the closing of the sale of the Notes.

    2.8  CORPORATE ORGANIZATION AND AUTHORITY.

    The Company:

         (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation,

         (b) has all corporate power and authority necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted,

         (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates, permits, franchises and other governmental authorizations, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect, and

         (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state in the United States of America and in each other jurisdiction where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

    2.9  CHARTER INSTRUMENTS, OTHER AGREEMENTS.

    The Company is not in violation in any respect of any term of any charter instrument or bylaw. The Company is not in violation in any respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound except for such violations that, in the aggregate for all such violations, could not reasonably be expected to have a Material Adverse Effect.

    2.10 RESTRICTIONS ON COMPANY

    The Company:

         (a) is not a party to any contract or agreement, or subject to any charter or other corporate restriction that, in the aggregate for all such contracts, agreements, charters and corporate restrictions, is reasonably likely to have a Material Adverse Effect;

         (b) is not a party to any contract or agreement that restricts the right or ability of such corporation to incur Indebtedness, other than this Agreement and the Senior Financing Documents, none of which restricts the issuance and sale of the Notes or the performance of the Company of its obligations under the Financing Documents, and true, correct and complete copies of each of which have been provided to you; and

         (c) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.16.

    2.11 COMPLIANCE WITH LAW.

    The Company is not in violation of any law, ordinance, governmental rule or regulation to which it is subject, except for such violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    2.12 PENSION PLANS.

         (a) DISCLOSURE. PART 2.12(a) OF ANNEX 3 correctly identifies all ERISA Affiliates and all employee benefit plans with respect to which the Company or any "affiliate" (as such term is defined in section 407(d) of ERISA) is a "party-in-interest" (as such term is defined in section 3 of ERISA) or in respect of which the Notes would constitute an "employer security" (as such term is defined in section 407(d) of ERISA).

         (b) PROHIBITED TRANSACTIONS. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder and the holding thereof by the Purchaser will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the IRC. The representation by the Company in the immediately preceding sentence is made in reliance upon the representations in Section 1.3(b) as to the source of funds used by you.

         (c) COMPLIANCE WITH ERISA. The Company and the ERISA Affiliates and each Pension Plan are in compliance with ERISA, except for such failures to comply that in the aggregate for all such failures could not reasonably be expected to have a Material Adverse Effect.

         (d)  PLAN FUNDING STATUS AND LIABILITIES.

           (i) FUNDING STATUS. The aggregate amount of the "benefit liabilities" (as such term is defined in section 4001 of ERISA) under each Pension Plan, determined as of the end of each such Pension Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan's most recent actuarial valuation report, did not exceed the aggregate "current value" (as such term is defined in section 3 of ERISA) of the assets of such Pension Plan allocable to such benefit liabilities.

          (ii) CLOSING DATE LIABILITIES. All liabilities to all Pension Plans and Multiemployer Plans that are due and payable as of the Closing Date have been paid or adequate reserves have been established therefor. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax or security provisions of the IRC relating to "employee benefit plans" (as defined in section 3 of ERISA), and no event, transaction, or condition has occurred or exists that could result in the imposition of any Lien on any of the Properties of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or pursuant to such penalty or excise tax or security provisions of the IRC, except for such liabilities and Liens that, in the aggregate for all such liabilities and Liens, could not reasonably be expected to have a Material Adverse Effect.

         (iii) MULTIEMPLOYER WITHDRAWAL LIABILITIES. Neither the Company nor any ERISA Affiliate has incurred or currently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan. There has been no event with respect to any Multiemployer Plan that could result in the termination of such Multiemployer Plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof.

          (iv)     PBGC.  No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

    2.13 ENVIRONMENTAL COMPLIANCE.

    Except as disclosed on PART 2.13 OF ANNEX 3, the Company:

         (a)  does not have knowledge of

           (i) any claim, any notice of any claim, or the existence of any proceeding raising any claim, or

          (ii) any facts that would give rise to any claim, public or private,

    against the Company or any real properties or other assets now or formerly owned, leased or operated by the Company alleging any damage to the environment or violation of any Environmental Laws, except, for such claims or facts that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

         (b) has not stored or disposed of any hazardous or toxic substances, wastes or pollutants in a manner contrary to any Environmental Laws, except for such violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

         (c) has not maintained, operated or permitted to exist conditions in buildings and improvements on any real properties now or formerly owned, leased or operated by any of them in a manner in violation of any Environmental Laws, except, for such violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    2.14 SALE OF NOTES IS LEGAL AND AUTHORIZED; OBLIGATIONS ARE ENFORCEABLE.

         (a) SALE OF NOTES IS LEGAL AND AUTHORIZED. Each of the issuance, sale and delivery of the Notes by the Company, the execution and delivery of this Agreement and the Notes by the Company and compliance by the Company with all of the provisions of this Agreement, and the Notes:

           (i)     is within the corporate powers of the Company; and

          (ii) is legal and does not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of,

              (A) any agreement, charter instrument, bylaw or other instrument to which the Company is a party or by which the Company or any of its Property may be bound, or

              (B) any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company.

         (b) OBLIGATIONS ARE ENFORCEABLE. Each of this Agreement and the Notes has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by duly authorized officers of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability hereof and of the Notes may be:

           (i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

          (ii)     subject to the availability of equitable remedies.

    2.15 GOVERNMENTAL CONSENT TO SALE OF NOTES.

         (a) Neither the nature of the Company or of any of its businesses or Properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Notes and the execution and delivery of this Agreement, or the performance of the obligations hereunder and thereunder, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery of this Agreement and the other Financing Documents, the offer, issuance, sale or delivery of the Notes, or the performance of the obligations hereunder or thereunder.

         (b) The issuance and sale of the Notes, the incurrence of the Indebtedness represented thereby, and the performance hereunder and thereunder, by the Company,

           (i) is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended, and

          (ii) does not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

         (c) All consents, approvals and authorizations of, and filings, registrations and qualifications with (including, without limitation, under the Hart-Scott-Rodino Antitrust

    Improvements Act of 1976, as amended), any Governmental Authority on the part of the Company (or any other Persons with respect to the transactions contemplated by the Merger Agreement) required in connection with the consummation of the Merger have been obtained or made and remain in full force and effect.

    2.16 NO DEFAULTS UNDER NOTES.

    No event has occurred and no condition exists that constitutes a Default or an Event of Default.

    2.17 PRIVATE OFFERING OF NOTES.

         (a) Neither the Company nor any other Person (no other Person having been authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company, other than employees of the Company) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and not more than ten (10) other institutional investors, each of whom was offered all or a portion of the Notes at private sale for investment.

         (b) Neither the Company nor any agent acting on behalf of any of the Company has taken any action that would subject the issue or sale of the Notes, the Merger or any other transaction contemplated by this Agreement to the registration provisions of section 5 of the Securities Act or to the registration, qualification or other similar provisions of any securities or "blue sky" law of any applicable jurisdiction.

    2.18 USE OF PROCEEDS OF NOTES.

         (a) USE OF PROCEEDS. The Company shall use the proceeds of the sale of the Notes to provide funds for the Merger, the transactions contemplated by the Merger Agreement and the payment of related fees and expenses.

         (b) MARGIN SECURITIES. None of the transactions contemplated herein and in the Notes (including, without limitation, the use of the proceeds from the sale of the Notes) violates, will violate or will result in a violation of section 7 of the Exchange Act, or any regulation issued pursuant thereto, including, without limitation, Regulation G, Regulation T and Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not intend to use the proceeds of the sale of the Notes for the purpose of "buying or carrying" (as defined in said Regulation G), or refinancing borrowings that were used for the purpose of buying or carrying, any "margin stock" (as defined in said Regulation G).

         (c) ABSENCE OF FOREIGN OR ENEMY STATUS. None of the Merger, the sale of the Notes nor the use of proceeds from the sale of the Notes will result in a violation of any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

    2.19 CAPITALIZATION.

    PART 2.19 OF ANNEX 3 correctly sets forth:

         (a)  the authorized and outstanding capitalization of the Company;

         (b) for each holder of any stock of the Company, or Holdings, the identity of such holder, the number of shares of each class of such stock so held and the percentage of the shares of each class so held; and

         (c) that Harbor Group Investments III, L.P. or any of its Affiliates owns beneficially and of record, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind at least 75% of the outstanding shares of capital stock of Holdings on a fully diluted basis and shares representing the right to elect a corresponding percentage of the directors of Holdings

    2.20 COMPANY MATTERS PRIOR TO THE MERGER.

    Immediately prior to the Merger Effective Time, each of the Company and Acquisition Co.:

         (a) was a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

         (b)  had all legal and corporate power and authority to:

           (i)     own and operate its Properties;

          (ii) carry on its business as then conducted and as proposed to be conducted; and

         (iii) consummate the transactions contemplated by the Merger Documents (including, without limitation, the Merger) and perform its obligations set forth therein; and

         (c) had duly authorized by all necessary corporate and other action (including, without limitation, any and all action on behalf of the holders of its capital stock) the execution and delivery of the Merger Documents and the transactions contemplated thereby, and each of the Merger Documents had been duly executed and delivered by each party thereto.

    2.21 CLOSING OF THE MERGER.

    The Merger Documents are in form and substance adequate to effect the Merger under the laws of the State of Delaware, all required Merger Documents have been filed with the Secretary of State of the State of Delaware and the Merger has been effected and is valid in accordance with the Merger Agreement and the laws of the State of Delaware.

    2.22 ALL DOCUMENTS PROVIDED.

    The Company has provided to the Purchaser copies of:

         (a) the Senior Financing Agreement, as in effect on the Closing Date, and all other Senior Financing Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other documents delivered pursuant thereto or in connection therewith), and there is no agreement or understanding between the Company and the Senior Lender except as set forth in the Senior Financing Documents; and

         (b) the Merger Agreement, as in effect at the Time of Closing, and all other Merger Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other documents delivered pursuant thereto or in connection therewith).

    2.23 SOLVENCY.

    As of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Financing Documents and the other Transaction Documents and the payment of all fees, costs and expenses payable by the Company with respect to the transactions contemplated by the Financing Documents and the other Transaction Documents, the Company is Solvent.

    2.24 CERTAIN FEES.

    Other than as disclosed on PART 2.24 OF ANNEX 3, no broker's or finder's fee or commission was, is or will be payable by the Company with respect to any of the transactions (including, without limitation, the Merger) contemplated by this Agreement or the other Transaction Documents or for any other services rendered to the Company ancillary to such transactions. The Company hereby agrees to indemnify the Purchaser against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Company in connection with any of the transactions (including, without limitation, the Merger) contemplated by this Agreement or the other Transaction Documents and any expenses (including, without limitation, attorneys' fees and time charges of attorneys for any Purchaser, which attorneys may be employees of any Purchaser) arising in connection with any such claim, demand or liability.

3.   CLOSING CONDITIONS

    Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the conditions precedent set forth in this Section 3. The failure of the Company to satisfy such conditions shall not operate to waive any of your rights against the Company.

    3.1  OPINIONS OF COUNSEL.

    You shall have received from

         (a)  Dickstein, Shapiro & Morin, L.L.P., counsel for the Company, and

         (b)  Michael Best & Friedrich, special Wisconsin counsel for the
         Company,

closing opinions, each dated as of the Closing Date, substantially in the respective forms set forth in Exhibit Bl and Exhibit B2. This Section 3.1 shall constitute direction by the Company to such counsel named in the foregoing subsection (a) to deliver such closing opinion to you. In addition, you shall have received confirmation from counsel to each party to the Merger Agreement that you may rely upon its opinion delivered pursuant to the Merger Agreement and shall have received an opinion from Winston & Strawn, your special counsel, in form satisfactory to you.

    3.2  WARRANTIES AND REPRESENTATIONS TRUE.

    The warranties and representations contained in Section 2 hereof shall be true in all material respects as of the Time of Closing.

    3.3  OFFICERS' CERTIFICATES.

    You shall have received

         (a) a certificate dated the Closing Date and signed by a Senior Officer, substantially in the form of Exhibit C, and

         (b) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D1.

    3.4  COMPANY SOLVENCY CERTIFICATE.

    You shall have received a solvency certificate (the "COMPANY SOLVENCY CERTIFICATE") from the chief financial officer of the Company in form and content satisfactory to you, dated the Closing

Date, with respect to the Solvency of the Company, after giving effect to the Transaction Documents.

    3.5  LEGALITY.

    The purchase of and payment for the Notes to be purchased by you on the Closing Date on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company ) shall not violate, or require you to make any filing under, any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

    3.6  PRIVATE PLACEMENT NUMBER.

    The Company shall have obtained or caused to be obtained a private placement number for the Notes from the CUSIP Service Bureau of Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and you shall have been informed of such private placement number.

    3.7  EXPENSES.

    All fees and disbursements required to be paid pursuant to Section 1.4 shall have been paid in full.

    3.8  COMMITMENT FEE.

    The Company shall have paid in full to the Purchaser in respect of the Notes a nonrefundable commitment fee in the aggregate amount of Fifty Thousand Dollars ($50,000).

    3.9  MERGER DOCUMENTS.

    The Merger Documents shall be in form and substance satisfactory to you and your special counsel. The Merger shall have been consummated substantially in accordance with the terms of the Merger Documents, without waiver of any closing condition set forth in the Merger Documents (except as shall have been approved by you (or your special counsel) in writing). The Company shall have delivered to you copies of the fully executed Merger Documents, certified as true and correct as of the Time of Closing by an officer of the Company.

    3.10 SENIOR FINANCING DOCUMENTS.

    The Company, the Agent and the Senior Lenders shall have entered into the Senior Financing Agreement, which agreement, and all other Senior Financing Documents, shall be in form and substance satisfactory to you, and the Senior Financing Agreement shall be in full force and effect.

The Company shall have delivered to you copies of the fully executed Senior Financing Documents, certified as true and correct by an officer of the Company.

    3.11 EQUITY CONTRIBUTION / JUNIOR SUBORDINATED DEBT.

    The Company shall have received at least $6,000,000 from the contribution to capital by Holdings for common stock and $2,000,000 from the issuance to Harbour Group Investments III, L.P. of junior subordinated debt to be evidenced by the Junior Subordinated Note, the terms and conditions of which note and related documentation shall be satisfactory to you, which proceeds shall be available to satisfy in part obligations under the Merger Agreement and the payment of fees and expenses related to the Merger or shall have been expended previously for such purposes.

    3.12 PRO FORMA BALANCE SHEET; PROJECTIONS.

    You shall have received a certificate dated the Closing Date and signed by a Senior Officer to which is attached:

         (a) a pro forma estimated opening balance sheet (the "PRO FORMA BALANCE SHEET") giving effect to the Merger which shall not be materially less favorable, in your reasonable judgment, than the projected balance sheet previously provided to you, and which Pro Forma Balance Sheet shall demonstrate, in your reasonable judgment, together with all other information then available to you, that the Company can repay its debts and satisfy its other obligations as and when due, and (to the extent applicable) can comply with the financial covenants set forth herein; and

         (b)  the Projections.

    3.13 ACCOUNTANTS' LETTER.

    You shall have received a letter from Price Waterhouse, L.L.P. in form and substance satisfactory to you acknowledging that the Purchaser may rely on financial statements audited by such firm and may communicate directly with such auditors.

    3.14 ENVIRONMENTAL REPORTS.

    You shall have received such environmental reports (the findings of which shall be satisfactory to you) as you may request with respect to the real property owned by the Company.

    3.15 PROCEEDINGS SATISFACTORY.

    All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

4.   PRINCIPAL PAYMENTS

    4.1  REQUIRED PAYMENTS.

    The Company shall pay, and there shall become due and payable, on each of the dates set forth below, the principal amount of the Notes set forth below opposite each such date (each, a "REQUIRED PRINCIPAL PAYMENT"), as follows:

===================================================================================
DATE OF REQUIRED PRINCIPAL PAYMENT          AMOUNT OF REQUIRED PRINCIPAL PAYMENT
===================================================================================
        August 31, 2001                                $500,000
-----------------------------------------------------------------------------------
        February 28, 2002                              $1,000,000
-----------------------------------------------------------------------------------
        August 31, 2002                                $1,000,000
-----------------------------------------------------------------------------------
        February 28, 2003                              $1,250,000
-----------------------------------------------------------------------------------
        August 31, 2003                      $1,250,000 or such lesser amount as
                                             shall be the outstanding balance of
                                             the Notes.
===================================================================================

Each Required Principal Payment shall be made when due, together with interest accrued thereon to the date of payment. The entire principal of the Notes remaining outstanding on August 31, 2003, together with interest accrued thereon, shall become due and payable on such date.

    4.2  OFFER TO PREPAY UPON CHANGE IN CONTROL.

         (a)  NOTICE AND OFFER.  Subject to Article 8, in the event of either:

           (i)     a Change in Control; or

          (ii) the obtaining of knowledge of a Control Event by any Senior Officer (including, without limitation, via the receipt of notice of a Control Event from any holder of Notes);

the Company will, within five (5) Business Days of the occurrence of either of such events (or, in the case of any Change in Control the consummation or finalization of which would involve any action of the Company, at least thirty
(30) days prior to such Change in Control), give written notice of such Change in Control or Control Event to each holder of Notes by facsimile transmission and overnight courier of national reputation. In the event of a Change in Control, such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay all, but not less than all, the Notes held by such holder on a date specified in such notice (the "Control Prepayment Date") that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice. If the Control Prepayment Date shall not be specified in such notice, the Control Prepayment Date shall be the thirtieth (30th) day after the date of such holder's receipt of such notice. If the Company shall not have received a written response to such notice from each holder of Notes within ten (10) days after the date of posting of such notice to such holder of Notes, then the Company shall promptly send a second written notice via facsimile transmission and overnight courier of national reputation to each such holder of Notes who shall have not previously responded to the Company. In no event will the Company take any action to consummate or finalize a Change in Control unless contemporaneously with such action the Company prepays all Notes required to be prepaid in accordance with Section 4.2(b) hereof.

         (b)  ACCEPTANCE AND PAYMENT; REJECTION.

           (i) ACCEPTANCE AND PAYMENT. To accept such offered prepayment, holder of Notes shall either:

                   (A) cause a notice of such acceptance to be delivered to the Company prior to the Control Prepayment Date; or

                   (B) fail to respond to all written offers of prepayment referred to in Section 4.2(a) hereof prior to the Control Prepayment Date, which failure shall be deemed to constitute an acceptance of such offer.

         If accepted or deemed accepted, such offered prepayment shall be due and payable on the Control Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of the Notes held by holders having accepted, or deemed to have accepted, such offer, together with interest on the Notes then being prepaid accrued to the Control Prepayment Date and the Make-Whole Amount at such time, with respect to such principal amount of such Notes.

          (ii) REJECTION. To reject such offered prepayment, a holder of Notes must cause a notice of such rejection to be delivered to the Company at least ten (10) days prior to the Control Prepayment Date in respect of any such written offer of prepayment.

         (c) OFFICER'S CERTIFICATE. Each offer to prepay the Notes pursuant to this Section 4.2 shall be accompanied by a certificate, executed by a Senior Officer and dated the date of such offer, specifying:

           (i)     the Control Prepayment Date;

          (ii)     the Section hereof under which such offer is made;

         (iii)     the principal amount of each Note offered to be prepaid;

          (iv) the interest that would be due on each such Note offered to be prepaid, accrued to the date fixed for payment;

           (v) the calculation (with details) of an estimated Make-Whole Amount, if any (calculated as if the date of such notice was the date of prepayment), due in connection with such prepayment;

          (vi)     that the conditions of this Section 4.2 have been fulfilled;
         and

         (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

    Two (2) Business Days prior to the making of such prepayment, the Company shall deliver to each holder of Notes by facsimile transmission a certificate of a Senior Financial Officer specifying the details of the calculation of such Make-Whole Amount as of the specified prepayment date.

         (d) EFFECT OF PREPAYMENT. If the aggregate principal amount of the Notes prepaid pursuant to this Section 4.2 is less than the aggregate principal balance of all Notes then outstanding, then the aggregate amount of the prepayment will reduce ratably the amount due on the maturity date of the Notes and each then remaining Required Principal Payment applicable to the Notes, as set forth in Section 4.l.

         (e) TIMING OF PREPAYMENT. Notwithstanding the foregoing, in no event shall the Company be obligated to make any prepayment pursuant to this
    Section 4.2 unless and until the closing of the transactions contemplated by the Change in Control to which such offered prepayment relates.

    4.3  OPTIONAL PREPAYMENTS.

         (a)  OPTIONAL PREPAYMENTS.

           (i) The Company may prepay the principal amount of the Notes in whole or in part, at any time on and after August 16, 1998, in multiples of Five Hundred Thousand Dollars ($500,000) (or, if the aggregate outstanding principal amount of the Notes is less than Five Hundred Thousand Dollars ($500,000) at such time, then such lesser principal amount), together with

                   (A) an amount equal to the Make-Whole Amount due at such time in respect of the principal amount of the Notes being so prepaid, and

                   (B) interest on such principal amount then being prepaid accrued to the prepayment date.

          (ii) Notwithstanding the terms of clause (i) of this Section 4.3, in the event, at any time, of (x) the consummation by the Company or Holdings of an initial public offering of equity interests in the Company or Holdings for a net proceeds to the Company or Holdings of not less than Ten Million Dollars ($10,000,000) (an "IPO") or (y) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions (a "TOTAL ASSET SALE"), the Company may, contemporaneously with the consummation of the IPO or the completion of the Total Asset Sale, prepay all or a portion of the outstanding principal amount of the Notes in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000) (or if the aggregate outstanding principal amount of the Notes is less than Two Hundred Fifty Thousand Dollars ($250,000) at such time, then such lesser principal amount), together with

                   (A) an amount equal to the Make-Whole Amount due at such time in respect of the principal amount of the Notes being so prepaid, and

                   (B) interest on such principal amount then being prepaid accrued to the prepayment date.

         (b) NOTICE OF OPTIONAL PREPAYMENT. The Company will give notice of any optional prepayment of the Notes to each holder of Notes not less than thirty (30) days nor more than sixty (60) days before the date fixed for prepayment, specifying:

           (i)     the date fixed for such prepayment;

          (ii) the Section under which the prepayment is to be made and, if in respect of an IPO or a Total Asset Sale, providing a detailed description of such transaction;

         (iii) the principal amount of each Note to be prepaid on such date;

          (iv) the interest to be paid on each such Note, accrued to the date fixed for prepayment;

           (v) the amounts and the due dates of the then remaining Required Principal Payments determined after giving effect to such prepayment; and

          (vi) the calculation (with details) of an estimated Make-Whole Amount, if any, (calculated as if the date of such notice was the date of prepayment) due in connection with such prepayment.

    Notice of prepayment having been so given, the aggregate principal amount of the Notes to be prepaid specified in such notice, together with the Make-Whole Amount as of the specified prepayment date with respect thereto, if any, and accrued interest thereon shall become due and payable on the specified prepayment date. Two (2) Business Days prior to the making of such prepayment, the Company shall deliver to each holder of Notes by facsimile transmission a certificate of a Senior Financial Officer specifying the details of the calculation of such Make-Whole Amount as of the specified prepayment date.

         (c) EFFECT OF PARTIAL PREPAYMENTS ON REQUIRED PREPAYMENTS. Each partial prepayment of the principal of the Notes made pursuant to this
    Section 4.3 shall be applied against and reduce the then remaining Required Principal Payments in the inverse order of the due dates of such prepayments.

         (d) TIMING OF PREPAYMENT. Notwithstanding the foregoing, in no event shall the Company be obligated to make any prepayment pursuant to this
    Section 4.3 in respect of an IPO or a Total Asset Sale unless and until the consummation of the IPO or Total Asset Sale to which such offered prepayment relates.

         (e) EFFECT OF CONFLICT BETWEEN SECTION 4.2 AND SECTION 4.3. In the event of any conflict between the right of the Company to prepay the Notes pursuant to Section 4.3 and the right of any Purchaser to reject an offered prepayment pursuant to Section 4.2(b), the provisions of Section 4.3 shall govern and control.

    4.4  PREPAYMENTS AMONG NOTEHOLDERS.

    If at the time any prepayment of the principal of the Notes made pursuant to Section 4.1 or Section 4.3 is due there is more than one Note outstanding, the aggregate principal amount of each such required or optional partial prepayment of the Notes shall be allocated among the Notes at the time outstanding pro rata in proportion to the respective unpaid principal amounts of all such outstanding Notes. For the purpose of this Section 4.4 only, any Notes reacquired by the Company shall be deemed to be outstanding for purposes of allocating prepayments made pursuant to Section 4.1 or Section 4.3(a)(i) and the Company shall be deemed to be the holder thereof.

    4.5  NOTATION OF NOTES ON PREPAYMENT.

    Upon any partial prepayment of a Note, the holder of such Note may (but shall not be required to), at its option,

         (a) surrender such Note to the Company pursuant to Section 5.2 in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note,

         (b) make such Note available to the Company for notation thereon of the portion of the principal so prepaid, or

         (c) mark such Note with a notation thereon of the portion of the principal so prepaid.

In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the prepaid principal amount of any Note.

    4.6  NO OTHER PREPAYMENTS; ACQUISITION OF NOTES.

    Except for prepayments required or specifically permitted by this Section
4, the Company may not make any prepayment of principal in respect of the Notes. The Company will not, and will not permit any Subsidiary or any Affiliate (other than a limited partner of Harbour Group Investments III, L.P. which is a bank, savings and loan company, insurance company, pension fund, separate account, investment company, trust fund, nonprofit institution or other similar institutional investor) to, directly or indirectly, acquire or make any offer to acquire any Notes.

5.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

    5.1  REGISTRATION OF NOTES.

    The Company will keep at its office, maintained pursuant to Section 6.31, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

    5.2  EXCHANGE OF NOTES.

         (a) EXCHANGE OF NOTES. Upon surrender of any Note at the office of the Company maintained pursuant to Section 6.31, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note, the Company will execute and deliver, at the Company's expense (except as provided in this Section 5.2(a) below), a new Note or Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Note shall carry the same rights to unpaid interest and interest to accrue that were carried by the Note so exchanged or transferred. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than One Hundred Thousand Dollars ($100,000), provided that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

         (b) COSTS. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any
    Note issued in substitution or replacement for the surrendered Note.

         (c) ACTIONS OF NOTEHOLDER. Each holder of Notes agrees that in the event it shall sell or transfer any Note without surrendering such Note to the Company as set forth in Section 5.2(a), it shall

           (i) prior to the delivery of such Note make a notation thereon of all principal, if any, prepaid on such Note and shall also indicate thereon the date to which interest shall have been paid on such Note, and

          (ii) promptly notify or cause the transferee to notify the Company of the name and address of the transferee of any such Note so transferred and the effective date of such transfer.

    5.3  REPLACEMENT OF NOTES.

    Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership (or of ownership by such institutional investor's nominee) and such loss, theft, destruction or mutilation), and

         (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is an institutional investor or a nominee of an institutional investor, such holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

         (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense will execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

    5.4  ISSUANCE TAXES.

    The Company will pay all taxes (if any) due (but not, in any event, income taxes) in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification, waiver or amendment of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes.

6.  COVENANTS

    The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

    6.1  FINANCIAL REPORTING.

    The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to each holder of
Notes:

         (a) As soon as practicable and in any event within 75 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the holders of Notes, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related income and cash flow statements, accompanied by (i) any management letter prepared by said accountants, and (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, any Event of Default or Default shall exist, stating the nature and status thereof.

         (b) As soon as practicable and in any event within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating income and cash flow statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

         (c) As soon as practicable and in any event within 30 days after the end of each month, for itself and its Subsidiaries, consolidated and consolidating unaudited income and cash flow statements and an unaudited balance sheet of the Company and its Subsidiaries as at the end of such monthly period and for the period from the beginning of such fiscal year to the end of such monthly period, setting forth in each case in comparative form consolidated figures for the corresponding period in the preceding fiscal year and for the projections delivered for such fiscal year, all certified by the chief financial officer of the Company.

         (d) As soon as available, but in any event not later than the last Business Day in November of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company and its Subsidiaries for the next fiscal year.

         (e) Together with the financial statements required by clause (a) and clause (b) above, a compliance certificate signed by its chief financial officer showing the calculations necessary to determine compliance with the covenants set forth in Sections 6.13, 6.15, 6.16, 6.17. 6.18, and 6.26 of this Agreement and stating that no Event of Default or Default exists, or if any Event of Default or Default exists, stating the nature and status thereof.

         (f) Promptly upon request of any holder of Notes, a copy of any Borrowing Base Certificate delivered pursuant to the Senior Financing Agreement.

         (g) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

         (h) As soon as possible and in any event within 10 days after the Company knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Company, describing said Termination Event and the action which the Company proposes to take with respect thereto.

         (i) As soon as possible and in any event within 10 days after receipt thereof by the Company, a copy of (i) any notice, claim, complaint or order to the effect that the Company or any of its Subsidiaries is or may be liable to any Person for $250,000 or more as a result of the release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment, and
    (ii) any notice, complaint or citation alleging any violation of any Environmental Law or Environmental Permit by the Company or any of its Subsidiaries which could reasonably be expected to give rise to such liability.

         (j) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

         (k) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Holdings, the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

         (l) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Company or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the net worth (determined according to generally accepted accounting standards and without reduction for any reserve for such liabilities) of the Company and its Subsidiaries taken as a whole.

         (m) Promptly after the commencement of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely to have a Material Adverse Effect, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

         (n) Promptly upon the request of any holder of Notes, copies of any statement, report or certificate furnished to any holder of Indebtedness of the Company or any Subsidiary to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes.

         (o) Promptly upon the request of any holder of Notes, information required to comply with 17 C.F.R. Section 230.144A, as amended from time to time.

         (p) With reasonable promptness, such other information (including non-financial information) as from time to time may be requested by any holder of Notes.

    6.2  USE OF PROCEEDS.

    The Company will, and will cause each Subsidiary to, use the proceeds of the Notes to provide funds for the Merger and the payment of related fees and expenses. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Notes to purchase or carry any "margin stock" (as defined in Regulation G).

    6.3  NOTICE OF DEFAULT OR CLAIMED DEFAULT.

    The Company shall deliver to each holder of Notes:

         (a) promptly, but in any event within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

         (b) promptly, but in any event within three (3) Business Days of becoming aware that the holder of any Note, or of any Indebtedness of the Company or any Subsidiary, shall have given notice or taken any other action with respect to a claimed Default, Event of Default or default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default, Event of Default or default or event of default and what action the Company is taking or proposes to take with respect thereto; and

         (c) prompt notice in writing of any other development, financial or otherwise, relating specifically to the Company or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

    6.4  CONDUCT OF BUSINESS.

    The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain its qualification as a foreign corporation in each jurisdiction where the conduct of its business makes such qualification necessary, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect.

    6.5  TAXES.

    The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

    6.6  INSURANCE.

    The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any holder of Notes upon request full information as to the insurance carried.

    6.7  COMPLIANCE WITH LAWS.

    The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and obtain all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its Properties and the conduct of its business, the failure to comply with which or obtain which could reasonably be expected to have a Material Adverse Effect.

    6.8  MAINTENANCE OF PROPERTIES.

    The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

    6.9  INSPECTION.

    Upon at least two (2) Business Days' prior notice, the Company will, and will cause each Subsidiary to, permit each holder of Notes, by their respective representatives and agents, to inspect during normal business hours any of the Property, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries). The Company will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied. Any inspection provided for in this
Section 6.9 shall be at the expense of the holder of Notes unless a Default or Event of Default shall exist at such time, in which event such inspection shall be at the expense of the Company; provided, however, that whether or not a Default or Event of Default shall exist at such time, the Company shall pay the travel and other out-of-pocket expenses of up to two representatives acting on behalf of all holders of Notes once during each fiscal year of the Company for the purpose of performing such inspection or attending any scheduled meeting among representatives of the Company and its lenders or investors.

    6.10 DIVIDENDS; REDEMPTIONS.

    The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Company.

    6.11 INDEBTEDNESS.

    The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

         (a)  the Indebtedness evidenced by the Notes;

         (b) Indebtedness existing on the date hereof and described in PART 2.2(b) OF ANNEX 3;

         (c)  the Indebtedness evidenced by the Senior Financing Documents;

         (d)   Rate Hedging Obligations related to the Senior Financing
    Documents;

         (e) other Indebtedness in an aggregate outstanding principal amount not to exceed $100,000, including, without limitation, Rate Hedging Obligations other than those described in Section 6.11(d);

         (f)  Indebtedness incurred pursuant to Section 6.29;

         (g)  Refunding Debt; and

         (h)  Indebtedness permitted by Section 6.15.

    6.12 MERGER.

    The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Company or any Wholly-Owned Subsidiary of the Company.

    6.13 SALE OF ASSETS.

    The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise transfer any Property, to any other Person except for (a) sales of inventory in the ordinary course of business, and (b) leases, sales, transfers or other dispositions of Property (collectively, "Dispositions") that, together with all other Property of the Company and its Subsidiaries previously leased, sold or transferred (other than inventory sold in the ordinary course of business) as permitted by this Section 6.13 since the date hereof do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries, provided, however, that if at any time the aggregate amount of Property subject to Dispositions made pursuant to this Section 6.13 shall exceed an Insubstantial Portion of the Property of the Company and its Subsidiaries, the proceeds attributable to such excess must be applied within ninety (90) days of the date of receipt thereof to (i) purchase assets used or useful in the ordinary course of the business of the Company or any Subsidiary as theretofore conducted or (ii) reduce the outstanding principal amount of the Installment Notes (or, if the Installment Notes are paid in full, permanently reduce the Aggregate Revolving Credit Commitment), or both.

    6.14 INVESTMENTS AND PURCHASES.

    The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except:

         (a) Short-term obligations of, or fully guaranteed by, the United States of America;

         (b) Commercial paper rated A-1 or better by Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc., or P-1 or better by Moody's Investors Service, Inc.;

         (c) Demand deposit accounts maintained in the ordinary course of business;

         (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

         (e) Purchases by the Company of the assets or all of the capital stock of Persons engaged in substantially the same business as is conducted by the Company as of the Closing Date or other complementary businesses for consideration not to exceed $3,000,000 in the aggregate; provided, that (i) no such Purchase is a "hostile" transaction, (ii) no Event of Default or Default has occurred and is continuing at the consummation of or would be caused by any such Purchase, (iii) the Company provides each holder of Notes with pro forma financial statements giving effect to each such Purchase which evidence the Company's ability to comply with Section 6.26 hereof for each of the four succeeding fiscal quarters and (iv) the Company shall cause any Subsidiary so acquired (or any Subsidiary created to acquire or hold such assets) to comply with the provisions of Section 6.29; and

         (f) Other Investments in existence on the date hereof, as described on PART 6.14 OF ANNEX 3.

    6.15 CONTINGENT OBLIGATIONS.

    The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except
(a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) Contingent Obligations in respect of any Senior Debt,
(c) the Subsidiary Guarantees, (d) Contingent Obligations under indemnity agreements to title insurers to cause such title insurers to issue mortgagee title insurance policies to the Agent, (e) Contingent

Obligations with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Dispositions and Purchases permitted pursuant to Section 6.14(e), (f) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $100,000 in aggregate liability, (g) Contingent Obligations with respect to Indebtedness permitted with respect to
Section 6.11, (h) Contingent Obligations incurred in connection with the guaranty of obligations under floorplan financing arrangements with Deutsch Financial Services or any successor thereto ("DFS") and other lenders for certain of the Company's distributors in an aggregate amount not exceeding at any time outstanding the lesser of (A) $20,000,000 and (B) twenty-five percent (25%) of the aggregate amount outstanding under such floorplan financing arrangements at the end of the previous calendar year, (i) repurchase endorsements incurred in connection with the guaranty of obligations under floorplan arrangements with lenders other than DFS for certain of the Company's distributors in an aggregate amount not exceeding at any time outstanding $3,000,000, (j) Contingent Obligations with respect to the guaranty of obligations of certain of the Company's distributors relating to (x) revolving credit facilities for company stores operated by such distributors in an amount not exceeding at any time outstanding $500,000 in aggregate liability and (y) vehicle and equipment financing not exceeding at any time outstanding $300,000 in aggregate principal amount, and (k) other Contingent Obligations not to exceed $100,000 in the aggregate at any time outstanding.

    6.16 LIENS.

    The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

         (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

         (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

         (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

         (d) Utility easements, landlords' liens, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries;

         (e) Liens existing on the date hereof and described on PART 6.16 OF ANNEX 3; and

         (f)  Liens securing any Senior Debt.

    6.17 CAPITAL EXPENDITURES.

    The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, for Capital Expenditures (including, without limitation, for the acquisition of fixed assets) in the aggregate for the Company and its Subsidiaries, more than $4,000,000 during the Company's fiscal year ending September 30, 1995, $6,500,000 cumulatively during the Company's two fiscal years ending September 30, 1995 and 1996, or $3,000,000 during any fiscal year of the Company subsequent to the fiscal year ending September 30, 1996.

    6.18 LEASE RENTALS.

    The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $750,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Company and its Subsidiaries.

    6.19 AFFILIATES.

    The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) payments to affiliates of Harbour Group Investments III, L.P. for services actually rendered which services are related to operations management, review and analysis, asset management, corporate development (including the identification , evaluation and negotiation of complementary Purchases and the financing thereof and Asset Dispositions), financial analysis and management information, and (b) in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction. Notwithstanding any provision of this Agreement to the contrary, the Company shall be permitted to make the payments to its former stockholders identified as the "Atlas Payments" in PART 6.19 OF ANNEX 3 hereto without subordination.

    6.20 AMENDMENTS TO AGREEMENTS; PREFERRED STOCK.

    The Company will not, and will not permit any Subsidiary to, (a) amend, waive, modify or terminate any Merger Document, or the terms and conditions governing any preferred stock, or (b) redeem or retire any preferred stock.

    6.21 JUNIOR INDEBTEDNESS.

    The Company will not, and will not permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any Junior Indebtedness, or directly or indirectly prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness. During the existence of an Event of Default, the Company will not, and will not permit any Subsidiary to, make any direct or indirect payment, whether in cash, property or Securities or by set-off or otherwise, in respect of any Junior Indebtedness (including without limitation payments of interest, fees and expenses).

    6.22 RATE HEDGING OBLIGATIONS.

    Within ninety (90) days after the Closing Date, the Company will enter into an interest rate exchange or insurance agreement or agreements with one or more financial institutions providing for a fixed rate of interest on a notional amount of at least $8,000,000 of the Senior Debt.

    6.23 ENVIRONMENTAL MATTERS.

    The Company shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and
(b) promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, or, to the extent permitted by the property owner, leased or operated by the Company or any of its Subsidiaries. In the event that the Company or any Subsidiary undertakes any remedial action with respect to any Hazardous Material on, under or about any real property, the Company or such Subsidiary shall conduct and complete such remedial action in compliance in all material respects with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local Governmental Authorities, except when the Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or Release of any Hazardous Material is being contested in good faith by the Company or such Subsidiary and appropriate reserves therefor have been established. If any holder of Notes at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by the Company or any of its Subsidiaries, or any material liability of the Company or any of its Subsidiaries arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased or operated by the Company or any of its Subsidiaries or a Release on real property adjacent to such real property, then the Company shall, upon the request of such holder, provide each holder of Notes with all such reports, certificates, engineering studies and other written material or data as any holder of Notes may reasonably require.

    6.24 CHANGE IN CORPORATE STRUCTURE; FISCAL YEAR.

    The Company shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the holders of Notes (provided that the Company shall notify the holders of Notes of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its fiscal year to end on any date other than September 30 of each year.

    6.25 INCONSISTENT AGREEMENTS.

    The Company shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence and maintenance of the Indebtedness evidenced by the Notes, or the execution and delivery of any Subsidiary Guarantee pursuant to the provisions of Section 6.29 or any provision of any Subsidiary Guarantee, or the amending of any of the Financing Documents or (b) contains any provision which would be violated or breached by the Company's or any Subsidiary's performance of any of its obligations under any Financing Document.

    6.26 FINANCIAL COVENANTS.

    Subject to normal year-end and closing audit adjustments for calculations or determinations made in accordance with Agreement Accounting Principles prior to the end of their fiscal year:

         (a) DEFINITIONS -- As used in this Section 6.26, the following terms have the respective meanings set forth or referenced below:

              "DEBT" means (i) obligations for borrowed money; (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade); (iii) obligations which are evidenced by notes, acceptances or other instruments (other than obligations to insurance agents or carriers evidenced by a note representing the deferred purchase price of insurance coverage); (iv) the portion of any capitalized lease obligations reflected as a liability on the Company's balance sheet; (v) "Rate Hedging Obligations" (as defined in the Senior Financing Agreement as in effect on the date hereof); (vi) "Contingent Obligations" (as defined in the Senior Financing Agreement as in effect on the date hereof)
         (vii) obligations pursuant to or in respect of letters of credit; and
         (viii) repurchase obligations or liabilities with respect to accounts or notes receivable sold.

              "EXCESS CASH FLOW" means Net Income after tax plus depreciation and amortization, less the unfinanced portion of capital expenditures and less principal debt service (including capitalized leases).

              "MINIMUM DEBT SERVICE COVERAGE RATIO" means year-to-date after tax Net Income plus year-to-date depreciation plus year-to-date amortization minus year-to-date unfinanced portion of capital expenditures; the total of the foregoing to be divided by the sum of year-to-date principal payments on any scheduled or required installment obligations on any long term Debt (excluding payments on the "Line of Credit" (as defined in the Senior Financing Agreement as in effect on the date hereof)) plus payments on capitalized leases (excluding "Mandatory Repayments" (as defined in the Senior Financing Agreement as in effect on the date hereof)).

              "TANGIBLE NET WORTH" means book equity plus Subordinated Debt plus Junior Subordinated Debt minus goodwill minus capitalized acquisition costs minus any other intangible assets minus non-trade receivables due from officers, affiliates and employees minus advances to affiliates, officers and employees minus investments in affiliates in excess of the affiliates' tangible net worth multiplied by the Company's percentage ownership interest in such affiliates minus prepaid assets not already included above.

              "OPERATING CASH FLOW" means for any period of calculation, an amount equal to the sum of (i) Net Income, (ii) federal, state and local income tax expense, (iii) interest expense, (iv) depreciation and amortization expense, (v) losses on the sale or other disposition of assets and (vi) extraordinary losses, minus (a) gains in the sale or other disposition of assets and (b) extraordinary gains, all calculated for such period.

         (b) MINIMUM TANGIBLE NET WORTH -- the Company shall, at all times during the periods set forth below, maintain a Tangible Net Worth of not less than the amount set forth below opposite the applicable period:

====================================================================
                   PERIOD                               AMOUNT
====================================================================
         From and after Closing Date                  $1,350,000
--------------------------------------------------------------------
         During the Company's 1996 fiscal year        $2,970,000
--------------------------------------------------------------------
         During the Company's 1997 fiscal year        $3,870,000
--------------------------------------------------------------------
         During the Company's 1998 fiscal year        $8,100,000
--------------------------------------------------------------------
         During the Company's 1999 fiscal year        $9,000,000
--------------------------------------------------------------------
         From end of the Company's 1999 fiscal        $13,500,000
         year and thereafter
====================================================================


         (c) MAXIMUM CASH FLOW LEVERAGE RATIO -- the ratio of (i) the sum of the "Obligations" (as defined in the Senior Financing Agreement as in effect on the date hereof) plus Subordinated Debt plus Junior Subordinated Debt to (ii) Operating Cash Flow, calculated at the end of each fiscal quarter of the Company on the basis of the four consecutive fiscal quarters then ended, shall not be more than the ratio set forth below opposite the applicable period:

====================================================================
                   PERIOD                           RATIO
====================================================================
              1996 fiscal year                   5.00 to 1.0
--------------------------------------------------------------------
              1997 fiscal year                   4.89 to 1.0
--------------------------------------------------------------------
              1998 fiscal year                   2.22 to 1.0
--------------------------------------------------------------------
              1999 fiscal year                   1.22 to 1.0
--------------------------------------------------------------------
              2000 fiscal year                   0.67 to 1.0
====================================================================

         (d) MINIMUM OPERATING CASH FLOW -- the Company's Operating Cash Flow, calculated at the end of each fiscal quarter of the Company on the basis of the four consecutive fiscal quarters then ended, shall not be less than the amount set forth below opposite the applicable period:

====================================================================
                   PERIOD                           AMOUNT
====================================================================
              1996 fiscal year                   $4,611,600
--------------------------------------------------------------------
              1997 fiscal year                   $5,305,500
--------------------------------------------------------------------
              1998 fiscal year                   $10,153,800
--------------------------------------------------------------------
              1999 fiscal year                   $13,248,000
--------------------------------------------------------------------
              2000 fiscal year                   $12,081,600
====================================================================

         (e) DEBT SERVICE COVERAGE RATIO -- the Company shall maintain a Minimum Debt Service Coverage Ratio of at least 1.39 to 1.0 (measured at the end of each fiscal quarter).

         (f) INDEBTEDNESS TO TANGIBLE NET WORTH RATIO -- the ratio of (i) the sum of Senior Debt plus Subordinated Debt plus Junior Indebtedness to (ii) Tangible Net Worth plus Senior Debt, calculated at the end of each fiscal quarter of the Company, shall not be more than the ratio set forth below opposite the applicable period:

====================================================================
                   PERIOD                           RATIO
====================================================================
              1995 fiscal year                   .80 to 1.0
--------------------------------------------------------------------
              1996 fiscal year                   .80 to 1.0
--------------------------------------------------------------------
              1997 fiscal year                   .75 to 1.0
--------------------------------------------------------------------
              1998 fiscal year                   .75 to 1.0
--------------------------------------------------------------------
              1999 fiscal year                   .70 to 1.0
--------------------------------------------------------------------
              2000 fiscal year                   .70 to 1.0
--------------------------------------------------------------------
         2001 fiscal year and thereafter         0.65 to 1.0
====================================================================


    6.27 TAX CONSOLIDATION.

    The Company will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than Holdings and the Company and its Subsidiaries or (b) amend, terminate or fail to enforce the Tax Sharing Agreement or enter into any other tax sharing agreement or similar arrangement.

    6.28 ERISA COMPLIANCE.

    With respect to any Plan, neither the Company nor any Subsidiary shall:

         (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC in excess of $150,000 could be imposed;

         (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $150,000 whether or not waived, or permit any Unfunded Liability to exceed $150,000;

         (c) permit the occurrence of any Termination Event which could result in a liability to the Company or any other member of a Controlled Group in excess of $150,000;

         (d) fail to make any contribution or payment to any Multiemployer Plan which the Company or any other member of a Controlled Group may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto which results in or could result in a liability in excess of $150,000; or

         (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the IRC with respect to any Plan which could result in liability to the Company or any other member of a Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    6.29 GUARANTEES FROM SUBSIDIARIES.

    If at any time any Subsidiary shall guarantee any Senior Debt, then within twenty (20) days of executing such guarantee such Subsidiary shall execute and deliver to the holders of the Notes (a) a Subsidiary Guarantee and (b) a certificate of even date therewith, signed by the Secretary or an Assistant Secretary of such Subsidiary, substantially in the form of Exhibit D2 hereto. In the event a Subsidiary shall be sold or otherwise disposed of in a transaction permitted by Section 6.13, the holders of the Notes will release such Subsidiary from its obligations under its Subsidiary Guarantee at such time, PROVIDED such Subsidiary shall have been released from, or shall not be subject to, any guarantee of the obligations of the Company under the Senior Financing Agreement.

    6.30 MAINTENANCE OF MOST FAVORED LENDER STATUS.

    The Company and the holders of the Notes hereby acknowledge and agree that if the Company or any Subsidiary shall enter into any amendment to the Senior Financing Agreement with the Senior Lenders or enter into any other agreement with the Senior Lenders which provides for the benefit of the Senior Lenders any Financial Covenants which are more favorable to the Senior Lenders than the Financial Covenants in this Agreement, THEN, and in each and any such event, the Financial Covenants in this Agreement shall, notwithstanding the provisions of
Section 10.5 and without any further action on the part of the Company or any other Person being necessary or required, be, and shall be deemed to be, amended to afford the holders of Notes the same benefits and rights as such amendments to, or other agreements in respect of, the Financial Covenants of the Senior Financing Agreement afford to the Senior Lenders; PROVIDED that in all such instances the Financial Covenants of the holders of the Notes shall be 10% less restrictive than the Financial Covenants of the Senior Lenders.

    6.31 PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

    The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company as provided in Section 10.1 where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

    6.32 PRIVATE OFFERING.

    The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

7.  EVENTS OF DEFAULT

    7.1  NATURE OF EVENTS.

    An "EVENT OF DEFAULT" shall exist if any of the following occurs and is continuing:

         (a) PRINCIPAL OR MAKE-WHOLE AMOUNT PAYMENTS -- the Company shall fail to make any payment of principal or Make-Whole Amount on any Note on or before the date such payment is due;

         (b) INTEREST PAYMENTS -- the Company shall fail to make any payment of interest on any Note or shall fail to pay any other amount due hereunder on or before five (5) days after the date such payment is due;

         (c) OTHER DEFAULTS -- the Company or any Subsidiary shall fail to comply with any other provision hereof, and such failure continues for more than thirty (30) days after the earlier of the date upon which (i) the Company or such Subsidiary shall have become aware of such failure or (ii) written notice of such failure shall first have been given to the Company or such Subsidiary by a holder of Notes;

         (d) WARRANTIES OR REPRESENTATIONS -- any warranty, representation or other statement by or on behalf of the Company or any Subsidiary contained herein or in any instrument furnished in compliance herewith or in reference hereto shall have been false or misleading in any material respect when made;


         (e) ACCELERATION OF SENIOR INDEBTEDNESS -- any event shall occur or any condition shall exist in respect of Indebtedness evidenced by any Senior Note, or under any agreement securing or relating to such Indebtedness, that:

           (i) causes such Indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment (excluding any mandatory prepayment in respect of, or in connection with, excess cash flow, asset dispositions or securities issuances); or

          (ii) permits one or more of the holders thereof to require the Company or any Subsidiary to repurchase such Indebtedness from such holder and one or more of such Persons shall have required such repurchase;

         (f)  DEFAULT ON INDEBTEDNESS --

           (i) the Company or any Subsidiary shall fail to make any payment on any Indebtedness having an outstanding principal amount of at least One Million Dollars ($1,000,000) (other than Senior Debt) when due after the expiration of any applicable grace period; or

          (ii) any event shall occur or any condition shall exist in respect of Indebtedness of the Company or any Subsidiary having an outstanding principal amount of at least One Million Dollars ($1,000,000) (other than Senior Debt), or under any agreement securing or relating to such Indebtedness, that immediately or with any one or more of the passage of time or the giving of notice:

                   (A) causes (or permits any one or more of the holders thereof or a trustee therefor to cause) such Indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment; or

                   (B) permits any one or more of the holders thereof or a trustee therefor to require the Company or any Subsidiary to repurchase such Indebtedness from the holders thereof;

         (g)  INVOLUNTARY BANKRUPTCY PROCEEDINGS --

           (i) a receiver, liquidator, custodian or trustee of the Company or any Subsidiary, or of all or any substantial part of the Property of either, shall be appointed by court order and such order remains in effect for more than sixty (60) days; or an order for relief shall be entered with respect to the Company or any Subsidiary, or the Company or any Subsidiary shall be adjudicated a bankrupt or insolvent;

          (ii) all or any substantial part of the Property of the Company or any Subsidiary shall be sequestered by court order and such order shall remain in effect for more than sixty (60) days; or

         (iii) a petition shall be filed against the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing;

         (h) VOLUNTARY PETITIONS -- the Company or any Subsidiary shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law;

         (i) ASSIGNMENTS FOR BENEFIT OF CREDITORS, ETC. -- the Company or a Subsidiary shall make an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company or a Subsidiary or of all or a substantial part of its Property; or

         (j) UNDISCHARGED FINAL JUDGMENTS -- a final, non-appealable judgment for the payment of money in excess of $1,250,000, or final, non-appealable judgments for the payment of money aggregating in excess of $2,500,000, is or are outstanding against one or more of the Company and the Subsidiaries and any one of such judgments shall have been outstanding for more than sixty (60) days from the date of its entry and shall not have been discharged in full or stayed; or

         (k) SUBSIDIARY GUARANTEES -- any Subsidiary Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Subsidiary Guarantee, or any Subsidiary shall fail to comply with any of the terms or provisions of a Subsidiary Guarantee, or any Subsidiary denies that it has any further liability under a Subsidiary Guarantee or gives notice to such effect.

    7.2  DEFAULT REMEDIES.

         (a)  ACCELERATION ON EVENT OF DEFAULT.

           (i) If any Event of Default specified in Section 7.1(g), Section 7.1(h) or Section 7.1(i) shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by law, the Make-Whole Amount at such time with respect to the principal amount of such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and,

          (ii)     If any Event of Default other than those specified in
         Section 7.1(g), Section 7.1(h) and Section 7.1(i) shall exist, the holder or holders of at least thirty-five percent (35%) in principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate) may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any further presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and, subject to
         Section 8.3, the

         Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

         (b) ACCELERATION ON PAYMENT DEFAULT. Subject to Section 8.3, during the existence of an Event of Default described in Section 7.1(a) or Section 7.1(b), and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 7.2(a)(ii), any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

         (c) VALUABLE RIGHTS. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

         (d) OTHER REMEDIES. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 7.2(a) or Section 7.2(b) and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein, subject to Section 8.3, PROVIDED that the maturity of such holder's Notes may be accelerated only in accordance with Section 7.2(a) and Section 7.2(b).

         (e) NONWAIVER. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

    7.3  ANNULMENT OF ACCELERATION OF NOTES.

    If a declaration is made pursuant to Section 7.2(a)(ii), then and in every such case, the holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes then outstanding

(exclusive of Notes then owned by any one or more of the Company, any Subsidiaries and any Affiliates) may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof, PROVIDED that at the time such declaration is annulled and rescinded:

         (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

         (b) all arrears of interest upon all the Notes and all other sums payable hereunder and under the Notes (except any principal of, or interest or Make-Whole Amount on, the Notes which shall have become due and payable by reason of such declaration under Section 7.2(a)(ii)) shall have been duly paid; and

         (c) each and every other Default and Event of Default shall have been waived pursuant to Section 10.5 or otherwise made good or cured;

    and PROVIDED FURTHER that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

8.  SUBORDINATION OF NOTES

    8.1  GENERAL.

    All Subordinated Debt is and shall be subordinate and junior in right of payment to all Senior Debt to the extent provided in this Section 8 and nothing in this Section 8 or in the definition of Maximum Senior Debt Amount shall be construed as a limit on the extent of the secured claim of the Senior Lenders.

    8.2  AMENDMENT OF SENIOR DEBT, ETC.

    The Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Debt, any extension or renewal of the Senior Debt or the granting or release of any collateral or security securing the repayment of the Senior Debt.

    8.3  DEFAULT IN RESPECT OF SENIOR DEBT.

         (a) PAYMENT DEFAULT. In the event the Company shall default in the payment of any principal of, or interest on, any Senior Debt when the same becomes due and payable, whether at maturity, at a date fixed for prepayment, by declaration of acceleration or otherwise, then,

           (i) unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, Property or Securities or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated
Debt, or in respect of any redemption, retirement, purchase,    prepayment or
other acquisition of any Subordinated Debt, and

          (ii) no holder of Subordinated Debt will take action to accelerate the Subordinated Debt or commence, cause the commencement of, participate in or support any action or proceeding (whether at law or in equity) against the Company or any Subsidiary to recover all or any part of the Subordinated Debt or any action to commence or prosecute any bankruptcy or similar proceeding in respect of the Company or any Subsidiary (unless the Agent (or, if there shall be no agent for the holders of Senior Debt at such time, the Required Senior Lenders) shall have agreed in writing in advance to, and shall have joined in, such proceeding) during the period of one hundred eighty
         (180) days commencing on the occurrence of such default.

         (b) SPECIFIED NONPAYMENT DEFAULT. Upon the occurrence of any other "default" (as defined in the Senior Financing Agreement), then, unless and until such Default shall have been cured or waived in writing or shall have ceased to exist,

           (i) no direct or indirect payment (in cash, Property or Securities or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase, prepayment or other acquisition of any Subordinated Debt, and

          (ii) no holder of Subordinated Debt will accelerate the Subordinated Debt or commence, cause the commencement of, participate in or support any action or proceeding (whether at law or in equity) against the Company or any Subsidiary to recover all or any part of Subordinated Debt or any action to commence or prosecute any bankruptcy or similar proceeding in respect of the Company or any Subsidiary (unless the Agent (or, if there shall be no agent for the holders of Senior Debt at such time, the Required Senior Lenders) shall have agreed in writing in advance to, and shall have joined, in such proceeding), during any period of one hundred eighty (180) days after the time a notice of such Default shall have been given to the Company by the Agent (or, if there shall be no agent for the holders of Senior Debt at such time, the Required Senior Lenders) stating that such notice is a "Blockage Notice" given pursuant to this Section 8.3. Only one (1) such period of up to one hundred eighty (180) days may be commenced within any three hundred sixty
    (360) day period and no Blockage Notice shall be given with respect to a Default which existed and was known to the Agent (or if there shall be no Agent for the holders of the Senior Debt at such time, the Required Senior Lenders) at the time the most recent Blockage Notice was given (unless such Default has been cured or waived in writing for at least ninety (90) consecutive days in the interim).

    8.4  INSOLVENCY, ETC.

    In the event of

         (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding which relates to the Company or its Property,

         (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

         (c)  any assignment by the Company for the benefit of creditors, or

         (d)  any other marshaling of the assets of the Company,

    then and in any such event:


           (i) all Senior Debt shall first be paid in full, in cash or cash equivalents, before any payment or distribution, whether in cash, Securities or other Property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt;

          (ii) any payment or distribution, whether in cash, Securities or other Property (other than Securities of the Company or any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinated, at least to the extent of the Subordinated Debt as provided in this Section 8, to the payment of all Senior Debt at the time outstanding and to any Securities issued to the holders of Senior Debt in respect of the Senior Debt under any such plan or reorganization or readjustment), that would otherwise (but for this Section 8) be payable or deliverable in respect of Subordinated Debt, shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders of Senior Debt until all Senior Debt shall have been paid in full, in cash or cash equivalents; and

         (iii) if any holder of Subordinated Debt fails to file a claim or proof of debt in respect of such Subordinated Debt in such proceedings at least five (5) Business Days prior to the latest date permitted by rule of law or court order for such filing, then the holders of Senior Debt shall be authorized (but not obligated) to file such claim or proof on behalf of such holder of Subordinated Debt. Each holder of the Subordinated Debt agrees that, while it shall retain the right to vote its claim and otherwise act in any bankruptcy, insolvency or similar proceeding related to the Company, such holder will not take any act or vote in any way so as to contest the enforceability of the subordination provisions set forth herein.

    8.5  ACCELERATION OF SUBORDINATED DEBT.

    In the event that any Subordinated Debt shall be declared due and payable as the result of the occurrence of any one or more defaults in respect thereof, under circumstances when the terms of Section 8.4 of this Agreement do not prohibit payment on Subordinated Debt, no direct or indirect payment (in cash, Securities, other Property or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase, prepayment or other acquisition of any Subordinated Debt, unless and until all Senior Debt shall have been paid in full, in cash or cash equivalents, or such declaration and its consequences shall have been rescinded and all such defaults shall have been remedied or waived in writing or shall have ceased to exist.

    8.6  TURNOVER OF PAYMENTS.

    In the event that

         (a) any payment or distribution shall be paid to or collected or received by any holders of Subordinated Debt in contravention of any of the terms of this Section 8 and prior to the payment in full, in cash or cash equivalents, of the Senior Debt at the time outstanding, and

         (b) any holder of such Senior Debt shall have notified such holders of Subordinated Debt, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Section 8, then and in any such event such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full, in cash or cash equivalents, to the holders of such Senior Debt and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the Property of the holders of such Senior Debt. If after any amount is delivered to the holders of Senior Debt pursuant to this Section 8.6 and (i) the holders of Subordinated Debt shall be required by an order or judgment of a court of competent jurisdiction to disgorge a payment (the "AVOIDED PAYMENT") received by them and so paid over (in whole or in part) to the holders of Senior Debt, or (ii) the outstanding Senior Debt shall thereafter be paid in full, in cash or cash equivalents, without giving effect to such delivery made pursuant to this Section 8.6, then, in either case, the holders of Senior Debt shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 8.6, so long as (in the case of the immediately preceding clause (ii) only) after the return of such amount the Senior Debt shall remain paid in full, in cash or cash equivalents. For purposes of clause (i) of the immediately preceding sentence, if less than all of the Avoided Payment was paid over to the holders of Senior Debt and the holders of Subordinated Debt are able to satisfy their obligations under such order or judgment in whole or in part from the portion of the Avoided Payment not so paid over to the holders of the Senior Debt, the holders of Senior Debt shall not be required to return any portion of the Avoided Payment in excess of the amount actually required by the holders of the Subordinated Debt to satisfy their obligations.

    8.7  OBLIGATIONS NOT IMPAIRED.

    No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by (and such right shall remain in full force and effect notwithstanding):

         (a) any act or failure to act on the part of the Company (including by way of an amendment to the provisions of this Section 8);

         (b) any extension or indulgence in respect of any payment or prepayment of the Senior Debt or any part thereof or in respect of any other amount payable to any holder of Senior Debt;

         (c) any amendment, modification, restatement, or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt or any other agreement which may be relating to any Senior Debt;

         (d) any exercise or non-exercise by any holder of Senior Debt of any right, power, privilege or remedy under or in respect of any Senior Debt or the Subordinated Debt, or any waiver of any such right, power, privilege or remedy or any default in respect of any Senior Debt or the Subordinated Debt, or any receipt by any holder of Senior Debt of any collateral security, or any failure of any holder of Senior Debt to perfect a security interest in any collateral, or any release by any holder of Senior Debt of any security for the payment of such Senior Debt;

         (e) any merger or consolidation of the Company or any of its Subsidiaries into or with any of its Subsidiaries or into or with any Person, or any sale, lease or transfer of any or all of the assets of the Company or any of its Subsidiaries to any other Person; or

         (f) the absence of any notice to, or knowledge by, any holder of Subordinated Debt of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (e).

Nothing contained in this Section 8 shall impair, as between the Company and any holder of Subordinated Debt, the obligation of the Company to pay to such holder the principal thereof and Make-Whole Amount or premium, if any, and interest, on the Subordinated Debt, as and when the same shall become due and payable in accordance with the terms thereof, or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or under any agreement under which such Subordinated Debt was incurred, all subject to the rights of the holders of the Senior Debt to receive cash, Securities or other Property otherwise payable or deliverable to the holders of Subordinated Debt as provided in this Section 8.

    8.8  PAYMENT OF SENIOR DEBT; SUBROGATION.

    Upon the payment in full, in cash or cash equivalents, of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, Securities or other Property that otherwise would be paid or distributed to the holders of Senior Debt, shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Company on account of Senior Debt, and not on account of Subordinated Debt.

    8.9  RIGHT OF SENIOR HOLDERS TO AMEND AND ACT.

    The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to any holder of Subordinated Debt, without incurring responsibility to any holder of Subordinated Debt, and without impairing or releasing the obligations of any holder of Subordinated Debt to the holders of Senior Debt:

         (a) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, or increase (subject to the limitations set forth in the definition of Senior Debt in Section 9) the amount of, Senior Debt, or otherwise amend, modify, restate, refinance, supplement or terminate in any manner Senior Debt (including, without limitation, changes to the rate of interest applicable thereto) or any instrument evidencing the same or any agreement under which Senior Debt is outstanding;

         (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

         (c) release any person liable in any manner for the payment or collection of Senior Debt;

         (d) exercise or refrain from exercising any rights against the Company and any other person;

         (e) apply any sums paid in respect of the Senior Debt to the Senior Debt, regardless of who made such payment or how such payment was realized; and

         (f) otherwise take any other action deemed necessary or appropriate in connection with the Senior Debt.

    8.10 NOTICES BY COMPANY.

    In the event that Subordinated Debt, or any portion thereof, shall become due and payable before its expressed maturity for any reason other than the mere passage of time, the Company shall give prompt notice in writing of such happening to all known holders of Senior Debt.

    8.11 AMENDMENT OF SUBORDINATION PROVISIONS.

    Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, no provision of this Section 8 may be amended without the prior written consent of the Agent (or, if there shall be no agent for the holders of the Senior Debt at such time, each holder of Senior Debt).

    8.12 RELIANCE OF HOLDERS OF SENIOR DEBT.

    Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt. The holders of Senior Debt shall be third-party beneficiaries of this Article 8.

    8.13 WAIVER AND CONSENT.

    Each holder of Subordinated Debt waives any and all notices of the acceptance of the provisions of this Section 8 or of the creation, renewal, extension or accrual, now or any time in the future, of any Senior Debt or of the reliance of the holders of the Senior Debt on the provisions of this Section
8. Each holder of Subordinated Debt acknowledges and agrees that the provisions set forth in this Section 8 shall be enforceable against such Persons by the holders of the Senior Debt, without in any manner or to any extent impairing or affecting the obligations of the Company to the holders of the Subordinated Debt.

    8.14 REINSTATEMENT OF SUBORDINATION.

    The obligations of each holder of Subordinated Debt under the provisions set forth in this Section 8 shall continue to be effective, or to be reinstated, as the case may be, as to any payment in respect of any Senior Debt that is rescinded or must otherwise be returned by the holder of such Senior Debt upon the occurrence or as a result of any bankruptcy or judicial proceeding, all as though such payment had not been made.

    8.15 ANNULMENT OF ACCELERATION.

         In the event of a declaration of acceleration hereunder based solely upon an Event of Default under Section 7.1(e), such declaration of acceleration shall be automatically annulled if (i) the holders of the Senior Debt which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Senior Debt within fifteen (15) Business Days of acceleration and (ii) no other Event of Default has occurred during such fifteen
(15) Business Day period. Any Event of Default under Section 7.1(a) or Section 7.1(b) arising solely out of the Company's observance of its obligations under this Section 8 shall be deemed waived, and any acceleration of the Subordinated Debt predicated solely upon such Event of Default shall be automatically rescinded, if within one (1) Business Day after the restriction on payment of Subordinated Debt has expired or been terminated, the Company has made payment in full of all past due amounts (excluding amounts due solely as a result of acceleration) and no other Event of Default exists.

9.  INTERPRETATION OF THIS AGREEMENT

    9.1  TERMS DEFINED.

    As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

    ACCOUNTS -- means all present and future rights of the Company or any Subsidiary to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance.

    ACQUISITION CO. -- means TRK Acquisition Corporation, a Delaware corporation.

    AFFILIATE -- means, at any time, a Person (other than a Subsidiary)

         (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company,

         (b) that beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of the Company, or

         (c) ten percent (10%) or more of the Voting Stock (or in the case of a Person that is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, at such time.  As used in this definition,

         CONTROL -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise provided that no Person shall be deemed to be in control of another Person solely by virtue of the ownership of Notes.

    AGENT -- means Firstar Financial Services, a division of Firstar Bank Milwaukee, N.A., in its capacity as agent for the Lenders under the Senior Financing Agreement, and not in its individual capacity as a Senior Lender, and any successor Agent appointed pursuant to the Senior Financing Agreement.

    AGGREGATE REVOLVING CREDIT COMMITMENT -- shall mean the aggregate availability under the Line of Credit.

    AGREEMENT, THIS -- means this Note Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

    AGREEMENT ACCOUNTING PRINCIPLES -- means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 2.2(a); PROVIDED, HOWEVER, that for purposes of all computations required to be made with respect to compliance by the Company with Section 6.26, such term shall mean generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 2.2(a).

    ASSET DISPOSITION -- means any sale, transfer or other disposition of any asset of the Company or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course).

    AVOIDED PAYMENT -- Section 8.6

    BUSINESS DAY -- means a day other than a Saturday, a Sunday or, a day on which the bank designated by the holder of a Note to receive for such holder's account payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

    CAPITAL EXPENDITURES -- means, without duplication, any expenditures for any purchase or other acquisition for value of any asset that is classified on a consolidated balance sheet of the Company with the Subsidiaries prepared in accordance with Agreement Accounting Principles as a fixed or capital asset excluding (a) the cost of assets acquired in connection with any Capitalized Lease, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and (c) leasehold improvement expenditures for which the Company or a Subsidiary is reimbursed promptly by the lessor.

    CAPITALIZED LEASE -- of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    CAPITALIZED LEASE OBLIGATIONS -- of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    CHANGE IN CONTROL -- means (a) Holdings (or another corporation or partnership owned directly or indirectly by Harbour Group Investments III, L.P. (or one of its Affiliates) and the Company's management) shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances or voting agreements, restrictions or trusts of any kind 100% of the outstanding shares of capital stock of the Company, or (b) Harbor Group Investments III, L.P. or any of its Affiliates shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind at least (i) 75% of the outstanding shares of capital stock of Holdings (or such other corporation which becomes the parent of the Company in accordance with the preceding clause (a)) on a fully diluted basis and shares representing the right to elect a corresponding percentage of the directors of Holdings or (ii) equivalent ownership rights in any partnership which becomes the parent of the Company in accordance with clause (a).

    CLOSING -- Section 1.2(b).

    CLOSING DATE -- Section 1.2(b).

    COMPANY -- has the meaning specified in the introductory sentence hereof.

    COMPANY SOLVENCY CERTIFICATE -- Section 3.4.

    CONSOLIDATED or CONSOLIDATED when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Company and its Subsidiaries in accordance with Agreement Accounting Principles.

    CONSOLIDATED PERSON -- means, for the taxable year of reference, each Person which is a member of the affiliated group of the Company (if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes) or any combined or unitary group of which the Company is a member for state income tax purposes.

    CONTINGENT OBLIGATION -- of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

    CONTROL EVENT -- means

         (a) the execution by the Company, any Subsidiary or any Affiliate of any letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, could reasonably be expected to result in a Change in Control or

         (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control.

    CONTROLLED GROUP -- means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the IRC.

    CONTROL PREPAYMENT DATE -- Section 4.2(a).

    DEFAULT -- means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

    ENVIRONMENTAL LAW -- means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

    ENVIRONMENTAL PERMIT -- means and includes all permits, certifications, licenses, approvals and other authorizations pertaining to Environmental Laws required in respect of the operation of a business.

    ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    ERISA AFFILIATE -- means any member of a Controlled Group other than the Company.

    EVENT OF DEFAULT -- Section 7.1.

    EXCHANGE ACT -- means the Securities and Exchange Act of 1934, as amended from time to time.

    FAIR MARKET VALUE -- means, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

    FINANCIAL COVENANT -- means any covenant (or substantially equivalent default provision) which requires any one or more of the Company and its Subsidiaries to attain or maintain a prescribed level of financial condition or financial achievement, including without limitation, covenants of the type contained in Section 6.26 of this Agreement.

    FINANCING DOCUMENTS -- means and includes this Agreement, the Notes and the Subsidiary Guarantees, together with any other documents and instruments required to be executed and delivered in connection therewith, as the same may be amended or modified from time to time.

    GOVERNMENTAL AUTHORITY -- means

         (a)  the government of

           (i) the United States of America and any State or other political subdivision thereof, or

          (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts any jurisdiction over the conduct of the affairs of, or the Property of the Company or any Subsidiary, and

         (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

    HAZARDOUS MATERIALS -- means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

    HOLDINGS -- means Uniquip Corporation, a Delaware corporation, or such other Person which becomes the parent of the Company in accordance with clause
(a) of the definition of "Change in Control".

    INDEBTEDNESS -- of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (other than obligations to the Company's insurance agents or carriers evidenced by a note representing the deferred purchase price of insurance coverage), (e) that portion of the Capitalized Lease Obligations that is reflected as a liability on the Company's balance sheet, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Facility Letter of Credit and the face amount of any other Letter of Credit and (i) repurchase obligations or liabilities of such Person with respect to Accounts or notes receivable sold by such Person.

    INSTALLMENT NOTES -- shall have the meaning ascribed thereto in the Senior Financing Agreement.

    INSUBSTANTIAL PORTION -- means, with respect to the Property of the Company and its Subsidiaries, Property which represents 10% or less of the consolidated assets of the Company and its Subsidiaries, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for 10% or less of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

    INVENTORY -- means all of the inventory of every kind and description, now or at any time hereafter owned by the Company or any Subsidiary, or in the custody or possession of the Company or any Subsidiary, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale.

    INVESTMENT -- of a Person means any loan, advance (other than commission, travel, relocation, tuition reimbursement and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

    IPO -- Section 4.3(a)(ii).

    IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

    JUNIOR INDEBTEDNESS -- of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Notes to the written satisfaction of the Required Holders. Without limiting the foregoing, the Junior Subordinated Note shall constitute Junior Indebtedness.

    JUNIOR SUBORDINATED DEBT -- means and includes all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether fixed or contingent, and whether for principal, interest, fees, expenses, indemnification of otherwise, including Post-Petition Interest in respect of any of the foregoing, under or in connection with the Junior Subordinated Note.

    JUNIOR SUBORDINATED NOTE -- means that certain promissory note of the Company dated the date hereof in the principal amount of $2,000,000 in favor of Harbour Group Investments III, L.P.

    LETTER OF CREDIT -- of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

    LIEN -- means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

    LINE OF CREDIT -- shall have the meaning ascribed thereto in the Senior Financing Agreement.

    MAKE-WHOLE AMOUNT -- means, with respect to Prepaid Principal and the date the prepayment thereof is due (the "Prepayment Date") the greater of

         (a)  zero (0), or

         (b) an amount equal to the Present Value of the Prepaid Cash Flows determined in respect of such Prepaid Principal as of such Prepayment Date minus the amount of such Prepaid Principal.

As used in this definition,

         PREPAID PRINCIPAL -- means any portion of the principal amount of any Indebtedness being paid for any reason (including, without limitation, acceleration, optional prepayment or mandatory prepayment required because of the occurrence of a contingency) prior to its regularly scheduled maturity date.

         PRESENT VALUE OF THE PREPAID CASH FLOWS -- means the sum of the present values of the then remaining scheduled payments of principal and interest that would have been payable in respect of such Prepaid Principal but that are no longer payable as a result of the early prepayment of such Prepaid Principal. In determining such present values,

           (i) the amount of interest accrued through and including the day immediately preceding such Prepayment Date on such Prepaid Principal since the scheduled interest payment date immediately preceding such Prepayment Date shall be deducted from the first of such payments of interest, and

          (ii) a discount rate equal to the Make-Whole Discount Rate determined with respect to such Prepaid Principal and such Prepayment Date divided by four (4), and a discount period of three (3) months of thirty (30) days each, shall be used.

         MAKE-WHOLE DISCOUNT RATE -- (i) with respect to the prepayment of a principal amount of the Notes pursuant to Section 4.2(b) or Section 4.3(a)(ii), means the "CHANGE IN CONTROL DISCOUNT RATE," and (ii) with respect to the payment of a principal amount of the Notes for any other reason (including, without limitation, acceleration, optional prepayment or mandatory prepayment required because of the occurrence of a contingency) prior to its regularly scheduled maturity date, means the "STANDARD DISCOUNT RATE."

         CHANGE IN CONTROL DISCOUNT RATE -- at any time means,

           (i) if such time is prior to August 31, 1998, four and fifty one-hundredths percent (4.50%) per annum, or

          (ii) if such time is on or after August 31, 1998, two percent (2.00%) per annum,

    plus, in either case, the per annum percentage rate (rounded to the nearest three decimal (3) places) equal to the bond equivalent yield to maturity derived from the Measuring Rate determined as of the date that is two (2) business days prior to such Prepayment Date.

         STANDARD DISCOUNT RATE -- means one percent (1.00%) per annum plus the per annum percentage rate (rounded to the nearest three decimal (3) places) equal to the bond equivalent yield to maturity derived from the Measuring Rate determined as of the date that is two (2) business days prior to such Prepayment Date.

         APPLICABLE H.15 -- means, at any time, the United States Federal Reserve Statistical Release H.15(519) then most recently published and available to the public, or if such publication is not available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

         MEASURING RATE -- means, at any time, the Bloomberg Rate, or if the Bloomberg Rate is not then available, the Telerate Rate, or if both the Telerate Rate and the Bloomberg Rate is not then available, the Applicable
    H.15 Rate.

         APPLICABLE H.15 RATE -- means, at any time, the then most current annual yield to maturity of the hypothetical United States Treasury obligation listed in the Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of such Prepaid Principal. If no such United States

    Treasury obligation with a Treasury Constant Maturity corresponding exactly to such Weighted Average Life to Maturity is listed, then the yields for the two (2) then most current hypothetical United States Treasury obligations with Treasury Constant Maturities most closely corresponding to such Weighted Average Life to Maturity one (1) with a longer maturity and one (1) with a shorter maturity, if available) shall be calculated pursuant to the immediately preceding sentence and the Make-Whole Discount Rate shall be interpolated or extrapolated from such yields on a straight-line basis.

         BLOOMBERG RATE -- means the per annum yield reported on the Bloomberg Financial Markets System at 10:00 a.m. (New York time) on the second (2nd) Business Day preceding such Prepayment Date for United States government Securities having a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of such Prepaid Principal. Page USD shall be used as the source of such yields, or if not then available, such other screen available on the Bloomberg Financial Markets System as shall, in the opinion of the Required Holders, provide equivalent information.

         TELERATE RATE -- means the per annum yield reported on the Telerate Service at 10:00 a.m. (New York time) on the second (2nd) Business Day preceding such Prepayment Date for United States government Securities having a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of such Prepaid Principal. Page 678 shall be used as the source of such yields, or if not then available, such other screen available on the Telerate Service as shall, in the opinion of the Required Holders, provide equivalent information.

         WEIGHTED AVERAGE LIFE TO MATURITY -- means the number of years obtained by dividing the Remaining Dollar-Years of such Prepaid Principal by such Prepaid Principal, determined as of such Prepayment Date.

         REMAINING DOLLAR-YEARS -- means the result obtained by

              (a) MULTIPLYING, in the case of each then remaining scheduled payment of principal that would have been payable in respect of Prepaid Principal but is no longer payable as a result of the prepayment of such Prepaid Principal,

                (i) an amount equal to such scheduled payment of principal, by

               (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such Prepayment Date and the date such scheduled principal payment would be due if such Prepaid Principal had not been so prepaid, and

              (b) calculating the sum of each of the products obtained in the preceding subsection (a).

    MATERIAL ADVERSE EFFECT -- means a material adverse effect on (a) the business, Property, condition (financial or other), performance, results of operations, or prospects of either the Company or the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under any Financing Document to which it is a party, or (c) the validity or enforceability of this Agreement or the Notes (as determined by the holders of the Notes in their sole discretion) or the rights or remedies of the holders of Notes thereunder.

    MAXIMUM SENIOR DEBT AMOUNT -- means the result of (a) Thirty Million Dollars ($30,000,000) principal amount of Senior Debt minus, on a dollar-for-dollar basis, any and all amounts of principal repaid by the Company or any other Person on the Installment Notes, plus (b) up to Three Million Dollars ($3,000,000) in interest, fees and expenses relating to such Senior Debt.

    MERGER -- means the merger of Acquisition Co. with and into the Company.

    MERGER AGREEMENT -- means that certain Agreement and Plan of Merger dated as of July 19, 1995 between Acquisition Co. and the Company.

    MERGER DOCUMENTS -- means the Merger Agreement, together with the certificates of ownership and merger filed with the Delaware Secretary of State to effectuate the Merger and the other documents, certificates and agreements delivered in connection with the Merger Agreement.

    MERGER EFFECTIVE TIME -- means the time of effectiveness of the Merger.

    MULTIEMPLOYER PLAN -- means and includes (without duplication) (i) any "multiemployer plan" (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA), and (ii) any Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of a Controlled Group is a party to which more than one employer is obligated to make contributions.

    NET WORTH -- means at any date the consolidated stockholders' equity of the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting
Principles.

    NOTE -- Section 1.1.

    PBGC -- means the Pension Benefit Guaranty Corporation, and any Person succeeding to the functions of the PBGC.

    PENSION PLAN -- means, at any time, any "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees or former employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan.

    PERSON -- means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

    PLAN -- means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Company or any member of a Controlled Group may have any liability.

    POST-PETITION INTEREST -- means interest accruing in respect of Senior Debt after the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against the Company, at the rate applicable to such Senior Debt pursuant to the terms of the Senior Financing Agreement or other applicable document, whether or not such interest is allowed as a claim enforceable against the Company in any such proceeding.

    PRO FORMA BALANCE SHEET -- Section 3.12.

    PROJECTIONS -- Section 2.2(d).

    PROPERTY -- of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

    PURCHASE -- means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

    PURCHASER -- means the Person listed as the purchaser of Notes on Annex 1.

    RATE HEDGING OBLIGATIONS -- of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

    REFUNDING DEBT -- means Indebtedness which replaces, refunds or refinances any Senior Debt, provided that:

         (a) the aggregate amount thereof plus the aggregate amount of any Senior Debt not thereby replaced, refunded or refinanced, does not exceed the Maximum Senior Debt Amount immediately prior to the incurrence of such Indebtedness,

         (b) the terms thereof do not subject the Company to any prohibition on paying principal or interest on the Notes other than those prohibitions contained in Section 8 of this Agreement,

         (c) if any portion of such Indebtedness shall consist of a revolving credit facility, advances thereunder shall be related to a formula based upon, inter alia, inventory and accounts receivable, and

         (d) if any portion of such Indebtedness shall consist of a term loan, the weighted average life of such term loan shall be not less than the remaining weighted average life of the Senior Debt being replaced, refunded or refinanced.

    REGULATION G -- means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

    RELEASE -- is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 ET SEQ.

    RENTALS -- of a Person means the aggregate fixed amounts payable by such Person under any lease of Property, other than any Capitalized Lease.

    REPORTABLE EVENT -- means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the IRC and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the IRC.

    REQUIRED HOLDERS -- means, at any time, the holders of at least sixty-six and two-thirds percent (66-2/3%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate).

    REQUIRED PRINCIPAL PAYMENT -- Section 4.1.

    REQUIRED SENIOR LENDERS -- means, at any time, the holders of at least 66.666% in principal amount of the Senior Notes at the time outstanding (exclusive of Senior Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate).

    SECURITIES ACT -- means the Securities Act of 1933, as amended from time to time.

    SECURITY -- means "security" as defined in section 2(1) of the Securities
Act.

    SENIOR DEBT -- means and includes all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether fixed or contingent, and whether for principal, interest, fees, expenses, indemnification or otherwise, including Post-Petition Interest in respect of any of the foregoing, under each Senior Financing Document, including liabilities and obligations not constituting Indebtedness but arising under any agreement executed in connection with, and related to, the Senior Financing Agreement (including, without limitation, fees and disbursements incurred by any holder of Senior Debt in connection therewith); PROVIDED, HOWEVER, that if the aggregate amount of such Senior Debt (as defined above without respect to this proviso) shall exceed the Maximum Senior Debt Amount, such excess shall not constitute Senior Debt for purposes of this Agreement.

    SENIOR FINANCING AGREEMENT -- means (i) that certain Revolving Loan and Security Agreement, dated as of August __, 1995, among the Company, the Senior Lenders and the Agent, as such agreement is amended, supplemented, modified or restated from time to time, and (ii) each agreement pursuant to which any Refunding Debt shall be issued and any amendment, supplement, modification or restatement thereof.

    SENIOR FINANCING DOCUMENTS -- means and includes each Senior Financing Agreement, the Senior Notes, the Installment Notes, and the security agreements, pledge agreements, guaranties, mortgages and other documents and instruments contemplated by each Senior Financing Agreement and executed in favor of the Agent or any Senior Lender, as the same may be amended, supplemented, modified or restated from time to time in accordance with the provisions thereof.

    SENIOR FINANCIAL OFFICER -- means any one of the chief financial officer and the principal accounting officer of the Company.

    SENIOR LENDERS -- means and includes Firstar Financial Services, a division of Firstar Bank Milwaukee, N.A., and each other lending institution that becomes a "Lender" in accordance with the Senior Financing Agreement.

    SENIOR NOTES -- means and includes any one or more promissory notes issued by the Company to the Senior Lenders pursuant to each Senior Financing Agreement, evidencing the obligations of the Company thereunder.

    SENIOR OFFICER -- means any one of the chairman of the board of directors, the chief executive officer, the chief operating officer, the chief financial officer and the president, of the Company.

    SINGLE EMPLOYER PLAN -- means a Plan subject to Title IV of ERISA maintained by the Company or any member of a Controlled Group for employees of the Company or any member of a Controlled Group, other than a Multiemployer Plan.

    SOLVENT -- means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by the Company), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

    SUBORDINATED DEBT -- means and includes all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether fixed or contingent, and whether for principal, Make-Whole Amount, prepetition interest, fees, expenses, indemnification or otherwise, under this Agreement or the Notes, together with any post-petition interest on the foregoing indebtedness which has been allowed by the applicable bankruptcy court having jurisdiction over a bankruptcy or similar proceeding involving the Company.

    SUBSIDIARY -- of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

    SUBSIDIARY GUARANTEE -- means a guarantee of the obligations and indebtedness of the Company under this Agreement and the Notes in substantially the form of Exhibit E hereto.

    SUBSTANTIAL PORTION -- means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Company and its Subsidiaries, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

    TERMINATION EVENT -- means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Company or any other member of a Controlled Group from such Plan during a plan year in which the Company or any other member of a Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under
Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

    TIME OF CLOSING -- means the time, on the Closing Date, immediately following the consummation of the Merger and the transactions contemplated hereby.

    TOTAL ASSET SALE -- Section 4.3(a)(ii).

    TRANSACTION DOCUMENTS -- means and includes the Financing Documents, the Senior Financing Documents and the Merger Documents,

    UNFUNDED LIABILITY -- means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

    VOTING STOCK -- means capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or Persons performing similar functions).

    WHOLLY-OWNED SUBSIDIARY -- of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

    9.2  ACCOUNTING PRINCIPLES.

    Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with Agreement Accounting Principles. Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with Agreement Accounting Principles, provided, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term was defined with reference solely to Agreement Accounting Principles, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

    9.3  DIRECTLY OR INDIRECTLY.

    Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

    9.4  SECTION HEADINGS AND TABLE OF CONTENTS; INDEPENDENT CONSTRUCTION.

         (a) SECTION HEADINGS AND TABLE OF CONTENTS, ETC. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Exhibits and Annexes attached to this Agreement.

         (b) INDEPENDENT CONSTRUCTION. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

    9.5  GOVERNING LAW.

    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL WISCONSIN LAW.

10. MISCELLANEOUS

    10.1 COMMUNICATIONS.

         (a) METHOD; ADDRESS. All communications hereunder or under the Notes shall be in writing, shall be delivered by

           (i)     nationwide overnight courier, and

          (ii)     facsimile transmission, and

    shall be addressed, if to the Company, at the address and telecopy number set forth on Annex 2, and if to any of the holders of the Notes,

              (A) if such holder is a Purchaser, at the address set forth on Annex 1 for such holder, and further including any parties referred to on such Annex 1 which are required to receive notices in addition to such holder, and


              (B) if such holder is not a Purchaser, at the address and telecopy number set forth in the register for the registration and transfer of Notes maintained pursuant to Section 5.1 for such holder, or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 10.1.

         (b) WHEN GIVEN. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

    10.2 REPRODUCTION OF DOCUMENTS.

    This Agreement and all documents relating hereto, including, without limitation,

         (a) consents, waivers and modifications that may hereafter be executed,

         (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and

         (c) financial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes,

may be reproduced by any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 10.2 shall prohibit the Company or any holder of Notes from contesting the accuracy or validity of any such reproduction.

    10.3 SURVIVAL.

    All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder at or prior to the Closing shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any certificate or other instrument delivered by or on behalf of the Company pursuant to the terms hereof shall constitute warranties and representations by the Company hereunder. All payment obligations of the Company hereunder (including, without limitation, reimbursement obligations in respect of costs, expenses and fees of or incurred by the holders of the Notes) other than the obligation to pay the principal of and interest and Make-Whole Amount on the Notes, shall survive the payment or prepayment of the Notes, such interest and such Make-Whole Amount and the termination hereof.

    10.4 SUCCESSORS AND ASSIGNS; BENEFICIARIES.

    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto except that the Company shall not have the right to assign its rights or obligations hereunder. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder whether or not an express assignment of rights has been executed by such holder, subject to
Section 5.1. This Agreement shall not be deemed to confer any right or benefit upon any Person other than the parties hereto and their successors and permitted assigns.

    10.5 AMENDMENT AND WAIVER.

         (a) REQUIREMENTS. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; PROVIDED that no such amendment or waiver of any of the provisions of Section 1 through Section 3, inclusive, or any defined term used therein, shall be effective as to any holder of Notes unless consented to by such holder in writing; and PROVIDED FURTHER that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding:

           (i) change the amount or time of any prepayment or payment of principal or Make-Whole Amount or the rate or time of payment of interest,

          (ii) amend or waive the provisions of Section 7.1(a), Section 7.1(b), Section 7.2, Section 7.3 or Section 8,

         (iii) amend or waive the definition of "Required Holders," or amend or waive any other definition to the extent used therein, in
         Section 7, in Section 8 or in this Section 10.5,

          (iv) permit any assignment by the Company of its obligations or rights hereunder, or

           (v)     amend or waive this Section 10.5.

         (b)  SOLICITATION OF NOTEHOLDERS.

           (i) SOLICITATION. Each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with sufficient information to enable such holder to make an informed decision with respect to any proposed waiver or amendment of any of the provisions hereof or of the Notes. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 10.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent.

          (ii) PAYMENT. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

         (iii) SCOPE OF CONSENT. Any amendment, waiver or consent made pursuant to this Section 10.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such amendment, waiver or consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers or consents granted that would not have been or would not be so effected or granted but for such amendment, waiver or consent (and the amendments, waivers or consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

         (c) BINDING EFFECT. Except as provided in Section 10.5(b)(iii), any amendment or waiver consented to as provided in this Section 10.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

    10.6 EXPENSES.

         (a) The Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees and allocated time charges of internal counsel for the holders of the Notes) incurred by the holders of the Notes in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect hereto (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

         (b) At any time when the Company and the holders of Notes are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees, allocated time charges of internal counsel for the holders of the Notes, and the fees of other professional advisors) incurred by the holders of the Notes in connection with inspections made pursuant to Section 6.9 and in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to the holders of Notes.

         (c) If the Company shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, the Company shall pay to each holder of Notes, to the extent permitted by law, such amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees and allocated time charges of internal counsel for such holder of the Notes, incurred by such holder in collecting any sums due on such Notes.

    10.7 INDEMNIFICATION.

         (a) The Company agrees to indemnify each holder of Notes, and its directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the any holder of Notes is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Financing Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Notes hereunder, except to the extent that they arise out of the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Company under this
    Section 10.7(a) shall survive the termination of this Agreement and the payment and satisfaction of the Notes and shall continue to be the liability, obligation and indemnification of the Company, binding upon the Company.

         (b) The Company shall indemnify, pay and hold each holder of Notes harmless from and against any and all losses, costs (including, without limitation, court costs and attorneys' fees), liabilities, injuries, expenses, claims and damages whatsoever incurred or suffered by or asserted against such holder of Notes by reason of any violation of any applicable Environmental Law for which the Company or any of its Subsidiaries is liable or which is related to any real estate owned, leased or operated by the Company or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental cleanup or response costs expended by reason of any such violation, or by reason of any breach of any representation, warranty or affirmative or negative covenant of this Agreement, including, without limitation, by reason of any matter disclosed herein; PROVIDED, HOWEVER, that, to the extent that the Company or any of its Subsidiaries is strictly liable under any such statute, order or regulation, the Company's obligation to each holder of Notes under this indemnity shall likewise be without regard to fault on the part of the Company or any of its Subsidiaries with respect to the violation of law which results in liability to any such holder. The provisions of and undertakings and indemnification set out in this Section 10.7(b) shall survive the termination of this Agreement and the payment and satisfaction of the Notes and shall continue to be the liability, obligation and indemnification of the Company, binding upon the Company.

    10.8 PAYMENTS ON NOTES.

         (a) MANNER OF PAYMENT. The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex 1 shall be deemed to constitute notice, direction or designation (as appropriate) by the Purchaser to the Company with respect to payments to be made to the Purchaser as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 5.1.

         (b) PAYMENTS DUE ON HOLIDAYS. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; PROVIDED that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly. If any payment is to be made on the first Business Day following the day on which the same shall have fallen due, as provided in this Section

    10.8(b) and is not so paid on such first Business Day, interest shall accrue thereon (to the extent permitted by applicable law) at the rate of seventeen percent (17%) PER ANNUM, from (in each case) the originally scheduled day of its payment.

         (c) PAYMENTS, WHEN RECEIVED. Any payment to be made to a holder of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available at such holder's bank prior to the close of business of such bank, provided that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such holder at such holder's bank after 11 a.m. (local time of such bank).

    10.9 ENTIRE AGREEMENT.

    This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

    10.10     DUPLICATE ORIGINALS, EXECUTION IN COUNTERPART.

    Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when each party hereto shall have executed a counterpart hereof (whether or not the other parties hereto shall have signed that same counterpart), and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

        [Remainder of page intentionally blank.  Next page is signature page.]

    If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                                       Very truly yours,

                                       TRAK INTERNATIONAL, INC.


                                       By:   /s/ James H. Hook

                                       Name:     James H. Hook

                                       Title:    Vice President / CFO


Accepted:


THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY


By:     /s/ Lynne M. Mills

Name:       Lynne M. Mills

Title:      Second Vice President

Document # 0040060.06

                                       ANNEX 1
                             INFORMATION AS TO PURCHASER

===============================================================================
PURCHASER NAME               THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
-------------------------------------------------------------------------------
Registered Name              THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
-------------------------------------------------------------------------------
Note Registration Number;    R-1; $5,000,000
Principal Amount
-------------------------------------------------------------------------------
Method of Payment            Federal Funds Wire Transfer
-------------------------------------------------------------------------------
Account Information          The Federal Reserve Bank of Minneapolis
                             For the Account of The First Bank National
                             Association
                             Minneapolis, Minnesota
                             ABA #091000022
                             BNF The Minnesota Mutual Life Insurance Company
                             Account #1801-10-00600-4
-------------------------------------------------------------------------------
Accompanying Information     TRAK International, Inc.; 15% Subordinated Notes
                             due August 31, 2003;
                             PPN: 89288# AA 0; [due date and application (as
                             among principal, Make-Whole Amount and interest)
                             of the payment being made]; TRAK International,
                             Inc. [contact name] and [telephone number]
-------------------------------------------------------------------------------
Address/Fax # for Payment    The Minnesota Mutual Life Insurance Company
Notices                      400 Robert Street North
                             St. Paul, Minnesota  55101
                             Attention:  MIMLIC Asset Management Company
                             Fax # 612-223-5959
-------------------------------------------------------------------------------
Address/Fax # for Other      The Minnesota Mutual Life Insurance Company
Notices                      400 Robert Street North
                             St. Paul, Minnesota  55101
                             Attention:  MIMLIC Asset Management Company
                             Fax # 612-223-5959
===============================================================================

                                      Annex 1-1

===============================================================================
PURCHASER NAME               THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
-------------------------------------------------------------------------------
Other Instructions (if any)  Please notify Carol V. Slavik, Investment Services
                             Coordinator, at (612) 298-7873 at least two business days prior to closing.

                             Please deliver one complete set of executed closing documents, as well as one composite conformed copy of the Note Purchase Agreement.

                             Documents on behalf of The Minnesota Mutual Life Insurance Company should be executed as follows:

                             The Minnesota Mutual Life Insurance Company

                             By:________________________________________
-------------------------------------------------------------------------------
Instructions re Delivery of  Vicki Bailey, Esq.
Notes                        Associate General Counsel
                             MIMLIC Asset Management Company
                             400 Robert Street North
                             St. Paul, Minnesota  55101
-------------------------------------------------------------------------------
Tax Identification Number    41-0417830
===============================================================================

                                      Annex 1-2

                                       ANNEX 2
                 PAYMENT INSTRUCTIONS; ADDRESS OF COMPANY FOR NOTICES


PAYMENT INSTRUCTIONS OF COMPANY AT CLOSING




ADDRESS OF COMPANY FOR NOTICES

    TRAK International, Inc.
    369 West Western Avenue
    Port Washington, Wisconsin 53704
    Attn: Chief Financial Officer


                                      Annex 2-1

                                                                       EXHIBIT A




                                     FORM OF NOTE



    THE OBLIGATIONS EVIDENCED BY THIS NOTE ARE SUBORDINATED TO THE SENIOR DEBT
        ON THE TERMS PROVIDED IN THAT CERTAIN NOTE PURCHASE AGREEMENT DATED
            AS OF AUGUST __, 1995 BETWEEN TRAK INTERNATIONAL, INC. AND
                    THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY


                               TRAK INTERNATIONAL, INC.

                      15% SUBORDINATED NOTE DUE AUGUST 31, 2003

No. R-______                                                      PPN:  ________
$___________                                                  _________ __, ____


    TRAK INTERNATIONAL, INC. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to ____________ or registered assigns the principal sum of ___________________DOLLARS (U.S. $_____________) on August 31,
2003 and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of this Note at the rate of fifteen percent (15%) PER ANNUM, quarterly on the last day of each February, May, August and November in each year, commencing on the later of August 31, 1995 or the payment date next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest (the due date of such installment of interest to be determined without giving effect to any grace period), at a rate PER ANNUM equal to the lesser of (a) the highest rate allowed by applicable law or (b) the greater of (i) seventeen percent (17%), or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company in New York City from time to time as its prime rate.

    Payments of principal, Make-Whole Amount, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, in the manner provided in the Note Purchase Agreement (defined below).

    This Note is one of an issue of Notes of the Company issued in an aggregate principal amount limited to Five Million Dollars ($5,000,000) pursuant to the Company's Note Purchase

                                     Exhibit A-1

Agreement (as amended from time to time, the "Note Purchase Agreement"), dated as of August __, 1995, with the purchaser listed on Annex 1 thereto, is entitled to the benefits thereof, and the terms of which are incorporated herein by reference. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Note Purchase Agreement. As provided in the Note Purchase Agreement, this Note is subject to prepayment, in whole or in part, in certain cases without a Make-Whole Amount and in other cases with a Make-Whole Amount. The Company agrees to make required prepayments of principal of the Notes in accordance with the provisions of the Note Purchase Agreement.

    This Note is a registered Note and is transferable only by surrender thereof at the principal office of the Company as specified in the Note Purchase Agreement, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note.

    Under certain circumstances, as specified in the Note Purchase Agreement, the principal of this Note (together with any applicable Make-Whole Amount) may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

    The obligations of the Company under the Note Purchase Agreement and this Note may from time to time have the benefit of guarantees of certain subsidiaries of the Company.

    The obligations evidenced by this Note are subordinated to the Senior Debt on the terms provided in the Note Purchase Agreement.

    THIS NOTE AND THE NOTE PURCHASE AGREEMENT ARE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF WISCONSIN.

                                       TRAK INTERNATIONAL, INC.


                                       By:___________________________
                                            Name:
                                            Title:



                                     Exhibit A-2